Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by

and

among

UIL HOLDINGS CORPORATION,

IBERDROLA USA, INC.

and

GREEN MERGER SUB, INC.

Dated as of February 25, 2015

EXHIBITS

Exhibit A	Public Announcement.
Exhibit B	Amended Green Charter Documents.
Exhibit C	Stockholder Agreement Term Sheet.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 25, 2015, is by and among UIL Holdings Corporation, a Connecticut corporation (“Blue”), Iberdrola USA, Inc., a New York corporation (“Green”), and Green Merger Sub, Inc., a Connecticut corporation and a direct wholly-owned subsidiary of Green (“Merger Sub”). Each of Blue, Green and Merger Sub is referred to herein as a “Party” and together as the “Parties”.

R E C I T A L S

WHEREAS, Green owns one hundred percent (100%) of the issued and outstanding equity interests of (i) Iberdrola USA Group, LLC, a Delaware limited liability company (“Green Group”), (ii) Iberdrola USA Networks, Inc., a Maine corporation (“Green Networks”), and (iii) Iberdrola Renewables Holdings, Inc., a Delaware corporation (“Green Renewables”, and together with Green Group and Green Networks, the “Green Companies”);

WHEREAS, the board of directors of Blue (the “Blue Board”) has (i) adopted the Agreement and approved and determined that it is in the best interests of Blue for Blue to consummate the merger of Blue with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as wholly-owned subsidiary of Green, and the other transactions contemplated hereby and (ii) resolved, subject to Section 6.1, to recommend that Blue’s shareholders approve the Agreement and submit the Agreement to the shareholders of Blue for their approval, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger, each issued share of Blue Common Stock (as defined herein), other than those shares of Blue Common Stock held by Blue (as treasury shares or otherwise) shall be converted into the right to receive one share of Green Common Stock (as defined herein) and $10.50 in cash;

WHEREAS, Green’s board of directors and Merger Sub’s board of directors have each unanimously adopted this Agreement and approved the Merger, the issuance of Green Common Stock in the Merger and the other transactions contemplated hereby and determined that it is in the best interests of Green and Merger Sub, respectively, to consummate the Merger and the other transactions contemplated hereby; and

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, and that this Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and the regulations promulgated thereunder and Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“2005 Act” means the Public Utility Holding Company Act of 2005, including all regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, and which contains customary provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to Blue or its Subsidiaries to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein), and shall contain such other terms that are, in the aggregate, no less favorable to Blue than the terms of the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provision so long as concurrently with entering into such confidentiality agreement, Blue agrees to amend the Confidentiality Agreement so that the standstill provisions applicable to Green are no more restrictive to Green than those contained in the Acceptable Confidentiality Agreement). Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Blue from satisfying its obligations hereunder.

“Act” means the Connecticut Business Corporation Act.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization, acceptance, or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity or to anyone to obtain or retain business or other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Average Blue Stock Price” means the average of the volume weighted averages of the trading prices of Blue Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that immediately precedes the Closing Date.

“Beneficial Ownership” (and its correlative terms) shall have the meaning provided in Rule 13d-3 under the Exchange Act.

“Blue Common Stock” means common stock, of no par value, of Blue.

“Blue Deferred Compensation Plans” means the employee and director deferred compensation plans maintained or sponsored by Blue or any of its Subsidiaries.

“Blue Employee Benefit Plans” means any Plan entered into, established, maintained, sponsored, contributed to, or required to be contributed to, by Blue or any of its Subsidiaries with or for the benefit of any current or former employee or director or other service provider of Blue or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of this Agreement with respect to which Blue or any of its Subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities.

“Blue Material Adverse Effect” means any (i) Change, individually or in the aggregate with any other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Blue and its Subsidiaries, taken as a whole or (ii) Change that would prevent, materially impair or materially delay the ability of Blue to consummate the Merger and the other Transactions; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be, contribute towards or constitute a “Blue Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Blue Material Adverse Effect” has occurred or may, would or could occur (in the case of clauses (i) through (vii), to the extent such Changes do not disproportionately and adversely affect Blue and its Subsidiaries, taken as a whole, in any material respect relative to other companies operating in any industry or industries and geographies in which Blue operates):

(i)	general economic conditions (or changes in such conditions) in the United States (or within the State of Connecticut or the Commonwealth of Massachusetts) or any other country or region in the world, or conditions in the global economy generally;

(ii)

conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)	conditions (or changes in such conditions) in the industries in which Blue and its Subsidiaries conduct business;

(iv)	Changes in international, national or regional wholesale or retail markets for electric power, capacity or fuel or related products;

(v)	Changes in national or regional electric transmission or distribution systems;

(vi)	political conditions (or changes in such conditions) in the United States (or within the State of Connecticut or the Commonwealth of Massachusetts) or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States (or within the State of Connecticut or the Commonwealth of Massachusetts) or any other country or region in the world;

(vii)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(viii)	changes in Law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case after the date of this Agreement;

(ix)	any change in the credit rating of Blue (except that the underlying cause of any such change may, to the extent not otherwise excluded by clauses (i) through (viii) above or (x) through (xiii) below, be considered and taken into account in determining whether there has been a Blue Material Adverse Effect);

(x)	the entry into, pendency of, actions contemplated by, or the performance of obligations required by this Agreement or consented to by Green or Merger Sub, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Blue or any of its Subsidiaries with its customers, employees, regulators, financing sources, labor unions or suppliers; provided, however, that the exceptions in this clause (x) shall not apply to Blue’s representations and warranties in Section 4.2, Section 4.10(e), Section 4.11 or Section 5.3, or, to the extent related to breaches of Section 4.2, Section 4.10(e), Section 4.11 or Section 5.3, Section 8.2(a);

(xi)	any written proposal or commitment made by Green or its Affiliates, or by Blue or its Affiliates, to any Governmental Authority or imposed by any Governmental Authority, in each case, in accordance with this Agreement and in order to obtain the Blue Required Statutory Approval or Green Required Statutory Approval;

(xii)	the failure of Blue to meet any internal or published projections, forecasts or revenues predictions (except that the underlying cause of any such failure may, to the extent not otherwise excluded by clauses (i) through (xi) above, or (xiii) below, be considered and taken into account in determining whether there has been a Blue Material Adverse Effect); or

(xiii)	a decline in the price or trading volume of Blue Common Stock on the NYSE on or after the date of this Agreement (except that the underlying cause of any such decline may, to the extent not otherwise excluded by clauses (i) through (xii) above, be considered and taken into account in determining whether there has been a Blue Material Adverse Effect).

“Blue Parties” means, collectively, Blue, its Subsidiaries and its Joint Ventures, and each of them individually is a “Blue Party”.

“Blue Stock Plans” means the Blue 2008 Stock and Incentive Compensation Plan and the Blue Deferred Compensation Plans.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York or Madrid, Spain are authorized or required by Law to close.

“Change” means a change, effect, event, circumstance or development.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Securities or of any rights in respect of that entity’s Equity Securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement between Blue and Green Parent, dated November 20, 2014.

“Contract” means any legally binding agreement, contract, lease, instrument, note, license, arrangement, undertaking or other commitment of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Derivative Product” means any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, Contract, based on any commodity,

security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices.

“Disclosure Schedule” means, if the Representing Party is Blue, the Blue Disclosure Schedule, and if the Representing Party is Green, the Green Disclosure Schedule.

“Employee Benefit Plans” means Blue Employee Benefit Plans when used with respect to a Blue Party and means Green Employee Benefit Plans when used with respect to a Green Party.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any Person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Laws” means any federal, state, local, foreign or international Law regulating or protecting public or employee health and safety (including in the workplace), or regulating or protecting natural resources, wildlife, threatened or endangered species or the environment (including ambient air, surface water (including water management and runoff), groundwater, land surface or subsurface strata), regulating greenhouse gases, or regulating the distribution, labeling, registration, use, treatment, storage, disposal, recycling, removal, transport or handling of Materials of Environmental Concern, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §s 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §s 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §s 6901 et seq.), the Clean Water Act (33 U.S.C. §s 1251 et seq.), the Clean Air Act (42 U.S.C. §s 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §s 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §s 136 et seq.), those portions of the Occupational Safety and Health Act (29 U.S.C. §s 651 et seq.) that address Materials of Environmental Concern, and the Oil Pollution Act of 1990 (33 U.S.C. §s 2701 et seq.) and the regulations promulgated pursuant thereto and any counterpart or similar local or state Laws.

“Environmental Permits” means Permits issued pursuant to applicable Environmental Law.

“Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Green or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended and is legally binding and effective.

“GAAP” means generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Authority.

“Governmental Authority” means shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, bureau, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, (iv) any non-governmental self-regulatory agency or securities exchange, or (v) the North American Electric Reliability Corporation, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether domestic or foreign.

“Green Common Stock” means ordinary shares, par value $0.01 per share, of Green.

“Green Employee Benefit Plans” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Green or any of its Subsidiaries with or for the benefit of any current or former employee or director or other service provider of Green or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of this Agreement with respect to which Green or any of its Subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities.

“Green Material Adverse Effect” means any (i) Change, individually or in the aggregate with any other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Green and its Subsidiaries, taken as a whole or (ii) Change that would prevent, materially impair or materially delay the ability of the Green or Merger Sub to consummate the Merger and the other Transactions; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Green Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Green Material Adverse Effect” has occurred or may, would or could occur (in the case of clauses (i) through (vii), to the extent such Changes do not disproportionately and adversely affect Green and its Subsidiaries, taken as a whole, in any material respect relative to other companies operating in any industry or industries and geographies in which Green and its Subsidiaries operate):

(i)	general economic conditions (or changes in such conditions) in the United States (or within the State of New York or the State of Maine) or any other country or region in the world, or conditions in the global economy generally;

(ii)	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)	conditions (or changes in such conditions) in the industries in which the Green and its Subsidiaries conduct business;

(iv)	Changes in international, national or regional wholesale or retail markets for electric power, capacity or fuel or related products;

(v)	Changes in national or regional electric transmission or distribution systems;

(vi)	political conditions (or changes in such conditions) in the United States (or within the State of New York or the State of Maine) or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States (or within the State of New York or the State of Maine) or any other country or region in the world;

(vii)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(viii)	changes in Law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case after the date of this Agreement;

(ix)	any change in the credit rating of Green (except that the underlying cause of any such change may, to the extent not otherwise excluded by clauses (i) through (viii) above or (x) through (xiii) below, be considered and taken into account in determining whether there has been a Green Material Adverse Effect);

(x)	the failure of Green or its Subsidiaries to meet any internal or published projections, forecasts or revenues predictions (except that the underlying cause of any such failure may, to the extent not otherwise excluded by clauses (i) through (ix) above or (xi) through (xiii) below, be considered and taken into account in determining whether there has been a Green Material Adverse Effect);

(xi)	the entry into, pendency of, actions contemplated by, or the performance of obligations required by this Agreement or consented to by Blue, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Green or any of its Subsidiaries with its customers, employees, regulators, financing sources, labor unions or suppliers; provided, however, that the exceptions in this clause (xi) shall not apply to Green’s representations and warranties in Section 4.2, Section 4.10(e), Section 4.11 or Section 5.10, or, to the extent related to breaches of Section 4.2, Section 4.10(e), Section 4.11 or Section 5.10, Section 8.3(a);

(xii)	any written proposal or commitment made by Green or its Affiliates, or by Blue or its Affiliates, to any Governmental Authority or imposed by any Governmental Authority, in each case, in accordance with this Agreement and in order to obtain the Blue Required Statutory Approval or Green Required Statutory Approval; or

(xiii)	the failure of Green or its Subsidiaries to meet any internal or published projections, forecasts or revenues predictions (except that the underlying cause of any such failure may, to the extent not otherwise excluded by clauses (i) through (xii) above, be considered and taken into account in determining whether there has been a Green Material Adverse Effect).

“Green Parent” means Iberdrola, S.A.

“Green Parties” means, collectively, Green, its Subsidiaries and its Joint Ventures, and each of them individually is a “Green Party”.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by any Governmental Authority in relation to the protection of human health and the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board consistently applied through the periods involved.

“Indebtedness” means, without duplication, all indebtedness, determined in accordance with GAAP, including (i) borrowed money (other than intercompany indebtedness), whether current or funded, secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments, (ii) capital lease obligations, (iii) obligations evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (iv) all obligations for the deferred purchase price of property or services (including all earn-outs, conditional sale agreements or other title retention agreements with respect to property), other than trade payables and receivables in the ordinary course of business consistent with customary trade practices, (v) all indebtedness secured by a purchase money mortgage or other Liens to secure all or part of the purchase price of property subject to such mortgage or Lien, (vi) all obligations pursuant to or evidenced by hedging agreements or interest rate or currency obligations, including swaps, hedges or similar arrangements, and (vii) any guarantee (whether or not secured by Liens) of or other assumption of liability for, or grant of an encumbrance or provision of collateral to secure, any of the foregoing.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (b) Trademarks, (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information, (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection, and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

“Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any Equity Securities, other than Equity Securities held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or voting capital stock of such second Person.

“Knowledge” means (i) with respect to Blue, as to any matter in question, the actual knowledge of any of the individuals listed on Section 1.1(a) of Blue Disclosure Schedule, and (ii) with respect to Green, as to any matter in question, the actual knowledge of any of the individuals listed on Section 1.1(a) of Green Disclosure Schedule.

“Laws” means all applicable laws (including common law), statutes, treaties, codes, ordinances, decrees, rules, regulations, directives or other legal requirements issued, enacted, adopted, promulgated or implemented by any Governmental Authority, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, matured, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first or last offer, preemptive right or other restriction of similar nature (including any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means a Blue Material Adverse Effect when used with respect to a Blue Party and means a Green Material Adverse Effect when used with respect to a Green Party.

“Materials of Environmental Concern” means any chemicals, materials, greenhouse gases, substances, pollutants, contaminants or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are regulated under Environmental Laws, or which are listed, defined or otherwise designated as hazardous, toxic, dangerous, infectious or radioactive under Environmental Laws, including explosive substances, asbestos or asbestos-containing material, polychlorinated biphenyls, benzene, butadiene, radon gas, urea formaldehyde foam insulation, infectious or medical wastes, lead-containing paints or coatings, and any petroleum, petroleum hydrocarbons, crude oil petroleum derivatives, petroleum products, or by-products of petroleum refining.

“NYSE” means the New York Stock Exchange.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments, governmental charges and utility charges or levies either not yet due or payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) vendors’, mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, construction or similar Liens arising or incurred in the ordinary course of business relating to obligations which are not overdue for a period of more than 90 days or that are being contested in good faith and by appropriate proceedings, (iii) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) Liens the existence of which are specifically disclosed in notes to consolidated financial statements, (v) all easements, covenants, permits, servitudes, licenses and rights of way and other similar restrictions, zoning, entitlements, exceptions, restrictions, imperfections of title and charges that would not, individually or in the aggregate, reasonably be expected to materially and adversely interfere with the present use of the assets of the affected Person and its Subsidiaries, taken as a whole, (vi) minor survey exceptions and matters as to real property of the affected Person and its Subsidiaries which would be disclosed by an accurate survey of such real property and do not materially impair the occupancy or current use of such real property, (vii) statutory Liens incurred or pledges, financial assurances, bonds or deposits made in favor of a Governmental Authority to secure the performance of obligations of the affected Person or any of its Subsidiaries under Environmental Laws to which any assets of the affected Person or any such Subsidiaries are subject, (viii) Liens arising under any lines of credit or other credit facilities or arrangements in effect on the date of this Agreement (or any replacement facilities thereto permitted pursuant to this Agreement), (ix) Liens described in Section 1.1(b) of the Disclosure Schedule and (x) with respect to the Material Owned Real Property, any matters disclosed in true and complete title reports and title searches made available by the applicable Party prior to the date of this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Personal Information” means, in addition to any information defined or described by a Person, any of its Subsidiaries or Joint Ventures as “personal information” in any privacy notice or other public-facing statement by or on behalf of such Person, its Subsidiaries or Joint Ventures, all information identifying an individual or regarding an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).

“Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Post-Closing Laws” means any Law for which no notification, filing or registration, consent, approval, declaration, Permit or authorization to, by or from any Governmental Authority is necessary or required to be made prior to the Closing by Blue, Green or any of their Affiliates in connection with the execution and delivery or the performance of this Agreement.

“Power Act” means the Federal Power Act, as amended, and including all regulations promulgated thereunder.

“Privacy Rules and Policies” means any privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals, and any laws related to the collection, use, access to, transmission, disclosure, alteration or handling of Personal Information.

“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any entity in which such Person owns, directly or indirectly, capital stock or other interests representing more than 50% of the aggregate equity interest in such entity.

“Tax Returns” means all returns, declarations, reports, statements and other documents (including any information return, claim for refund, amended return or declaration of estimated Taxes) filed or required to be filed with any Governmental Authority in respect of, any and all Taxes, including any and all attachments, amendments and supplements thereto.

“Taxes” means all federal, state, local or foreign taxes, charges, fees, levies, imposts, duties or other assessments of a similar nature, including income, gross receipts, sales, use, ad valorem, value-added, business, transfer, registration, goods and services, environmental (under Section 59A of the Code), accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment, social security, workers’ compensation, estimated, alternative minimum, add on minimum, intangible, escheat or unclaimed property, capital stock, net worth, excise, severance, stamp, occupation, premium, property, disability, Equity Securities or windfall profits taxes, customs duties or other taxes, assessments and similar governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax, fines or additional amounts imposed by any Governmental Authority.

“Trade Secrets” means confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing and Internet domain names.

“Transactions” means the transactions contemplated by this Agreement (including the Merger).

The terms listed below are defined in the Sections set forth opposite each such defined term.

2005 Act	Section 1.1
Acceptable Confidentiality Agreement	Section 1.1
Acquisition Proposal	Section 6.1(j)(i)
Act	Section 1.1
Adverse Recommendation Change	Section 6.1(c)
Affiliate	Section 1.1
Agreement	Preamble
Anti-Corruption Laws	Section 1.1
Average Blue Stock Price	Section 1.1
Beneficial Ownership	Section 1.1
Blue	Preamble
Blue 2014 Draft Form 10-K	Article IV
Blue Board	Recitals
Blue Common Stock	Section 1.1
Blue Contacts	Section 6.14(b)
Blue Deferred Compensation Plans	Section 1.1
Blue Disclosure Schedule	Article IV
Blue Employee Benefit Plans	Section 1.1
Blue Equity Right	Section 2.4(b)
Blue ESPP	Section 2.4(d)
Blue Financial Statements	Section 5.4(c)
Blue Material Adverse Effect	Section 1.1
Blue Material Contract	Section 4.15(a)
Blue Parties	Section 1.1
Blue Party	Section 1.1
Blue Performance Award	Section 2.4(c)
Blue Required Statutory Approvals	Section 5.3
Blue Restricted Shares	Section 2.4(a)
Blue SEC Reports	Section 5.4(a)
Blue Stock Awards	Section 2.4(b)
Blue Stock Plans	Section 1.1
Blue Voting Debt	Section 5.1(f)
Board Recommendation	Section 6.1(c)
Book Entry Shares	Section 2.3(b)(iii)
Broker Agreements	Section 4.16
Burdensome Effect	Section 6.9(b)
Business Day	Section 1.1
Cash Consideration	Section 2.3(a)(ii)
Certificate of Merger	Section 2.1(b)
Certificates	Section 2.3(b)(iii)
CFIUS	Section 5.3
Change	Section 1.1
Charter Documents	Section 1.1
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 1.1

Confidentiality Agreement	Section 1.1
Continuing Employee	Section 6.6(a)
Contract	Section 1.1
Controlled Group Liability	Section 1.1
D&O Insurance	Section 6.13(b)
Derivative Product	Section 1.1
Disclosure Schedule	Section 1.1
Easement	Section 4.17(c)
Effective Time	Section 2.1(b)
Employee Benefit Plans	Section 1.1
Environmental Claim	Section 1.1
Environmental Laws	Section 1.1
Environmental Permits	Section 1.1
Equity Exchange Factor	Section 2.4(a)
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Exchange Act	Section 1.1
Exchange Agent	Section 2.3(b)(i)
Exchange Fund	Section 2.3(b)(ii)
Exon-Florio	Section 5.3
Expenses	Section 10.2
FERC	Section 1.1
Final Order	Section 1.1
Form S-4	Section 6.3(a)
GAAP	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Green	Preamble
Green Business Combination	Section 6.2
Green Common Stock	Section 1.1
Green Companies	Recitals
Green Contacts	Section 6.14(b)
Green Disclosure Schedule	Article IV
Green Employee Benefit Plans	Section 1.1
Green Equity Right	Section 2.4(b)
Green Financial Statements	Section 5.11(e)
Green Group	Recitals
Green IFRS Financial Statements	Section 5.11(a)
Green Material Adverse Effect	Section 1.1
Green Material Contract	Section 4.15(a)
Green Networks	Recitals
Green Networks Financial Statements	Section 5.11(e)
Green Parent	Section 1.1
Green Parties	Section 1.1
Green Party	Section 1.1

Green Reconciliation Financial Statements	Section 5.11(c)
Green Renewables	Recitals
Green Renewables Contracts	Section 5.17
Green Required Statutory Approvals	Section 5.10
Green Voting Debt	Section 5.8(c)
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
IFRS	Section 1.1
Indebtedness	Section 1.1
Indemnified Parties	Section 6.13(a)
Intellectual Property	Section 1.1
Joint Venture	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Laws	Section 1.1
Liability	Section 1.1
Lien	Section 1.1
Mark-to-Market Value	Section 4.14(c)
Material Adverse Effect	Section 1.1
Material Easement Real Property	Section 4.17(a)
Material Leased Real Property	Section 4.17(a)
Material Owned Real Property	Section 4.17(a)
Material Real Property	Section 4.17(a)
Materials of Environmental Concern	Section 1.1
Merger	Recitals
Merger Consideration	Section 2.3(a)(ii)
Merger Sub	Preamble
NYSE	Section 1.1
Options	Section 5.1(c)
Outside Date	Section 9.1(c)
Parties	Preamble
Party	Preamble
Permits	Section 4.8
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Information	Section 1.1
Plan	Section 1.1
Post-Closing Laws	Section 1.1
Power Act	Section 1.1
Privacy Rules and Policies	Section 1.1
Proxy Statement	Section 6.3(a)
Real Property Lease	Section 6.4(b)(xiv)
Release	Section 1.1
Representatives	Section 6.1(a)
Representing Party	Article IV
Representing Party Material Contract	Section 4.15(a)

Representing Party Personnel	Section 4.10(e)
Restraints	Section 8.1(b)
Risk Management Guidelines	Section 4.14(a)
SEC	Section 1.1
Securities Act	Section 1.1
Shared Services Agreement	Section 6.17(e)
Shareholder Approval	Section 5.5
Shareholder Meeting	Section 6.3(a)
Significant Subsidiary	Section 1.1
SOX	Section 5.4(a)
Stock Consideration	Section 2.3(a)(ii)
Subsidiary	Section 1.1
Superior Proposal	Section 6.1(j)(ii)
Surviving Corporation	Section 2.1(a)
Takeover Notice Period	Section 6.1(d)
Tax Returns	Section 1.1
Taxes	Section 1.1
Termination Fee	Section 10.1(d)(i)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transaction Litigation	Section 6.15
Transactions	Section 1.1
Transition Committee	Section 6.14(b)

Section 1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d) References herein to any gender include the other gender.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”.

(f) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(g) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material”, a “Blue Material Adverse Effect” or a “Green Material Adverse Effect” under this Agreement.

(k) The term “or” is not exclusive and has the meaning represented by the phrase “and/or”.

(l) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”.

(m) When used herein, the phrase “made available” shall mean provided by Blue or Green, as applicable, (i) via e-mail to the other Party or its Representatives, (ii) in a virtual dataroom established in connection with the Transactions or (iii) or at the offices of a Party or its Affiliates, in each of clauses (i), (ii) and (iii), as of 4:00 p.m., Eastern Time, on February 25, 2015.

(n) Each representation or warranty in Article IV or Article V made by a Representing Party relating to a Joint Venture of such Representing Party that is neither operated nor managed solely by such Representing Party or a Subsidiary of such Representing Party shall be deemed made only to the Knowledge of such Representing Party.

(o) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(p) The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(q) The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party.

ARTICLE II

MERGER

Section 2.1 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, which shall constitute an agreement and plan of merger for all purposes of the Act, and in accordance with the Act, at the Effective Time Blue shall merge with and into Merger Sub, and the separate corporate existence of Blue shall thereupon cease. From and after the Effective Time and in accordance with the Act, Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Green.

(b) Filing Certificate of Merger; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Blue, Green and Merger Sub shall cause an appropriate certificate of merger (the “Certificate of Merger”), meeting the requirements of Section 33-819 of the Act, to be properly executed and filed with the Secretary of State of the State of Connecticut in accordance with such section and otherwise make all other filings or recordings as required by the Act in connection with the Merger. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger (or at such later date and time as Blue and Green shall agree and shall set forth in the Certificate of Merger) (the “Effective Time”).

(c) Effects. The Merger shall have the effects set forth in this Agreement and Section 33-820 of the Act.

Section 2.2 Charter Documents; Directors and Officers of Surviving Corporation.

(a) Name of the Surviving Corporation. The name of the Surviving Corporation shall be “UIL Holdings Corporation”.

(b) Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law.

(c) Bylaws of Surviving Corporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, by the certificate of incorporation of the Surviving Corporation, and by the bylaws of the Surviving Corporation.

(d) Directors of Surviving Corporation. From and after the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(e) Officers of Surviving Corporation. From and after the Effective Time, the officers of Blue immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.3 Cancellation and Conversion of Stock.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any Blue Common Stock, any Merger Sub common stock or any Green Common Stock:

(i) Cancellation of Blue Common Stock. Each issued share of Blue Common Stock that is owned by Blue (as a treasury share or otherwise, other than any shares owned on behalf of third parties) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation.

(ii) Conversion of Remaining Blue Common Stock. Each issued and outstanding share of Blue Common Stock (other than the issued shares of Blue Common Stock referenced in Section 2.3(a)(i)) shall be converted into the right to receive (x) one (1) validly issued share of Green Common Stock, credited as fully paid, which, when issued, ranks pari passu in all respects with all of the shares of Green Common Stock then in issue (the “Stock Consideration”) and (y) $10.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(iii) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, of no par value, of the Surviving Corporation.

(b) Surrender and Exchange of Shares.

(i) Following the date of this Agreement and in any event prior to the Effective Time, Blue shall select a bank or trust company, reasonably acceptable to Green (such approval not to be unreasonably withheld or delayed), to act as exchange agent in connection with the Merger (together with any other bank or trust company also so selected, the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of Blue Common Stock the shares of Green Common Stock and the Cash Consideration that such holder shall become entitled to receive with respect to such holder’s shares of Blue Common Stock pursuant to this Section 2.3. The Exchange Agent shall act as agent for each holder of shares of Blue Common Stock in connection therewith.

(ii) Immediately prior to the filing of the Certificate of Merger as contemplated by Section 2.1(b), at the direction of Green, there shall be deposited, with the Exchange Agent, from time to time, that amount of immediately available cash (such cash hereinafter referred to as the “Exchange Fund”) and number of shares of Green Common Stock as are deliverable pursuant to Section 2.3(a), and which, unless Green shall otherwise determine, shall be deposited with the Exchange Agent through the facilities of The Depository Trust Company. The Exchange Agent shall invest the Exchange Fund as directed by Green; provided that such investments shall be in obligations of or guaranteed by the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.3(a)(ii) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment under Section 2.3(a)(ii), Green shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.3(a)(ii).

(iii) Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause to be mailed by the Exchange Agent to each record holder, immediately prior to the Effective Time, of shares of Blue Common Stock that are represented by book entry (“Book Entry Shares”) or represented by certificates (“Certificates”), a form of letter of transmittal in customary form (as Green shall reasonably specify after consultation with Blue), which shall specify that delivery shall be effected, and risk of loss and title to Book Entry Shares or Certificates held by such holder representing such shares of Blue Common Stock shall pass, only upon actual and proper delivery of Book Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of the Certificates, as provided in Section 2.3(b)(viii)) to the Exchange Agent.

(iv) Each holder of shares of Blue Common Stock that are represented by Book Entry Shares or Certificates shall be entitled to receive in exchange for such holder’s shares of Blue Common Stock that are represented by Book Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of a Certificate, as provided in Section 2.3(b)(viii)), upon surrender to the Exchange Agent of a Book Entry Share or Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the number of shares of Green Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and the Cash Consideration deliverable in respect of such holder’s shares of Blue Common Stock represented by such holder’s properly surrendered Book Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of the Certificates, as provided in Section 2.3(b)(viii)) in accordance with Section 2.3(a), and Book Entry Shares or Certificates so surrendered shall forthwith be canceled, and Green’s register of members shall be updated accordingly.

(v) If delivery of shares of Green Common Stock and the Cash Consideration in respect of shares of Blue Common Stock represented by a Book Entry Share or Certificate is directed by the person in whose name the surrendered Book Entry Share or Certificate is registered to be made to a person other than the person in whose name the surrendered Book Entry Share or Certificate is registered, it shall be a condition of delivery that the Book Entry Share or Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the delivery of the shares of Green Common Stock and the Cash Consideration to a person other than the registered holder of the Book Entry Share or Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Until so surrendered, each Book Entry Share and Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable shares of Green Common Stock and the Cash Consideration, but shall not entitle its holder or any other person to any rights as a stockholder of Green or shareholder of Blue.

(vi) At the Effective Time, the stock transfer books of Blue shall be closed and thereafter there shall be no further registration of transfers of shares of Blue Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Book Entry Shares and Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.3. The shares of Green Common Stock issued upon the surrender for exchange of Book Entry Shares and Certificates and the payment of the Cash Consideration in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Blue Common Stock formerly represented by such Book Entry Shares and Certificates.

(vii) No dividends or other distributions with respect to Green Common Stock deliverable with respect to the shares of Blue Common Stock shall be paid to the holder of any unsurrendered Book Entry Shares or Certificates until after those Book Entry Shares or Certificates are surrendered as provided in this Section 2.3. After surrender, there shall be delivered and/or paid to the holder of the Green Common Stock delivered in exchange therefor, without interest, (i) (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Green Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Green Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender and (ii) at the time of payment and delivery of such shares of Green Common Stock by the Exchange Agent pursuant to Section 2.3(b)(v), all dividends or other distributions with a record date prior to the Effective Time, that have been declared by Blue with respect to the Blue

Common Stock in accordance with Section 6.5(b)(iv) hereof in all respects as well as with the other terms of this Agreement, but that have not been paid on such Blue Common Stock.

(viii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Green or the Exchange Agent, the posting by the holder of a bond in customary form and amount as indemnity against any claim that may be made with respect to the Certificate and compliance with such other reasonable replacement requirements established by the Exchange Agent, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable shares of Green Common Stock and the Cash Consideration deliverable in respect of the shares of Blue Common Stock represented by the Certificate pursuant to this Section 2.3.

(ix) Notwithstanding anything in this Agreement to the contrary, each of Green, Merger Sub, Blue, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of Blue Common Stock or Blue Stock Awards pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code or under any provision of any Tax Law. Blue, the Surviving Corporation and its Subsidiaries shall cooperate with Green in coordinating the deduction and withholding of any Taxes required to be deducted and withheld under applicable Tax Law, including payroll Taxes relating to payments made in respect of Blue Stock Awards. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, Green, Merger Sub, Blue, the Surviving Corporation or the Exchange Agent, as the case may be, shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of Blue Common Stock or Blue Stock Awards, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate Governmental Authority.

(c) No Appraisal Rights. There are no appraisal rights available to holders of Blue Common Stock under the Act in connection with the Merger.

Section 2.4 Treatment of Stock Plans.

(a) Each award of restricted Blue Common Stock granted under the Blue Stock Plans that is outstanding and unvested or otherwise subject to forfeiture or other restrictions as of immediately prior to the Effective Time (the “Blue Restricted Shares”), other than those Blue Restricted Shares that vest by their terms upon the consummation of the Merger (which, for the avoidance of doubt, at the Effective Time shall be converted into only the right to receive the Merger Consideration), shall be converted into the right to receive the number of validly-issued restricted shares of Green Common Stock equal to the product (rounded up to the nearest whole number) of the number of such Blue Restricted Shares multiplied by the Equity

Exchange Factor, provided, however, that any restricted shares of Green Common Stock received in respect of such Blue Restricted Shares shall be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding Blue Restricted Shares immediately prior to the Effective Time. For the purposes of this Agreement, the “Equity Exchange Factor” shall be the sum of one (1) plus a fraction, the numerator of which is the Cash Consideration and the denominator of which is the Average Blue Stock Price minus the Cash Consideration.

(b) Each award of restricted stock units, performance shares, stock units, phantom stock units or other similar rights or awards granted or deferred under a Blue Stock Plan and relating to shares of Blue Common Stock (any such award, a “Blue Equity Right” and such awards together with the Blue Restricted Shares, the “Blue Stock Awards”) that is outstanding immediately prior to the Effective Time shall cease to relate to or represent a right to receive shares of Blue Common Stock and shall be converted, at the Effective Time, into an award of restricted stock units, performance shares, stock units, phantom stock units or other similar rights or awards, as applicable, relating to shares of Green Common Stock (a “Green Equity Right”) of the same type and on the same terms and conditions as were applicable to the corresponding Blue Equity Right, except as adjusted hereby. The number of shares of Green Common Stock covered by each such Green Equity Right shall be equal in number to the product (rounded up to the nearest whole number) of the number of shares of Blue Common Stock subject to the corresponding Blue Equity Right multiplied by the Equity Exchange Factor.

(c) With respect to any Blue Stock Award that is, immediately prior to the Effective Time, subject to any performance-based vesting or other performance conditions (a “Blue Performance Award”), determination of performance shall be made pursuant to the terms of such Blue Performance Award.

(d) Blue shall take all actions necessary to provide that as of the Effective Time, no participant in the Blue Holdings Corporation 2012 Non-Qualified Employee Stock Purchase Plan (the “Blue ESPP”) will have any right under such plan to purchase or otherwise acquire any shares of Blue Common Stock thereunder and that no further payroll deductions will be made under the Blue ESPP. The Blue ESPP shall terminate as of the Effective Time.

(e) Prior to the Effective Time, Blue shall take all necessary actions for the adjustment of Blue Stock Awards under this Section 2.4 within its power and consistent with the terms of the Blue Stock Awards; provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no effect if this Agreement is terminated. Green shall reserve for issuance a number of shares of Green Common Stock at least equal to the number of shares of Green Common Stock that will be subject to Green Equity Rights as a result of the actions contemplated by this Section 2.4.

Section 2.5 Directors of Green and Blue. As of the Closing, the board of directors of Green shall consist of up to twelve (12) directors of which three (3) shall be directors who were members of the Blue Board immediately prior to the Closing selected by Green and the remainder shall be other directors selected by Green. As of the Closing, at least six (6) directors of Green shall be independent of Green and Green Parent within the meaning of the rules of the NYSE. From and after the Closing, Green will comply with any applicable Law with respect to the composition of its board of directors.

Section 2.6 Adjustments. Without limiting the effect of Section 6.4 and Section 6.5, if, between the date of this Agreement and the Effective Time, the outstanding shares of Green Common Stock (as contemplated to be adjusted by Section 6.17(c)) or Blue Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement (including any exchange ratio) which is based upon the number of shares of Green Common Stock or shares of Blue Common Stock, as the case may be, will be appropriately adjusted to provide to Green Parent and the holders of Blue Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.6 shall be construed to permit or authorize any Party to take, or authorize, any action that is not otherwise authorized or permitted to undertake pursuant to this Agreement.

ARTICLE III

CLOSING

Section 3.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to take place at 10:00 a.m. (Eastern Time) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver by the Party entitled to waive, if permitted by applicable Law) of those conditions), or at such other location, date and time as Green and Blue shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

ARTICLE IV

MUTUAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Except (i) in the case of any representation and warranty made by Blue, (x) as disclosed in the schedule delivered by Blue to Green on the date of this Agreement (the “Blue Disclosure Schedule”), or (y) as disclosed in any Blue SEC Report filed with or furnished to the SEC by Blue between January 1, 2014 and the date hereof or as disclosed in the draft Form 10-K for the fiscal year ended December 31, 2014 made available to Green on February 20, 2015 (the “Blue 2014 Draft Form 10-K”) (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), and (ii) in the case of any representation or warranty made by Green, as disclosed in the schedule delivered by Green to Blue on the date of this Agreement (the “Green Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of a

Disclosure Schedule shall be deemed to be disclosure with respect to any other section or subsection of such Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), Blue hereby represents and warrants to Green and Merger Sub, and Green hereby represents and warrants to Blue (each of Blue and Green, in its capacity as the Party making the representations and warranties, the “Representing Party”) as follows:

Section 4.1 Organization and Qualification. The Representing Party is duly organized, validly existing and in good standing under the Laws of the state of its organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Representing Party is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of “good standing”) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

Section 4.2 No Conflicts; Approvals and Consents. The execution and delivery of this Agreement by the Representing Party does not, and the performance by the Representing Party of its obligations hereunder and the consummation of the Transactions will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Representing Party or any of its Subsidiaries or Joint Ventures under, any of the terms, conditions or provisions of (A) the respective Charter Documents of the Representing Party or any of its Subsidiaries or Joint Ventures, or (B) subject to the taking of the actions described in Section 5.3 by Blue and the taking of the actions described in Section 5.10 by Green and, in the case of Blue, the obtaining of the Shareholder Approval, (x) any Laws applicable to the Representing Party or any of its Subsidiaries or Joint Ventures or any of their respective assets or properties, other than any Post-Closing Laws, or (y) any Contract, Permit or other instrument to which the Representing Party or any of its Subsidiaries or Joint Ventures is a party or by which the Representing Party or any of its Subsidiaries or Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

Section 4.3 Subsidiaries and Joint Ventures.

(a) Section 4.3(a) of the Disclosure Schedule sets forth a list of all the Representing Party’s Subsidiaries and Joint Ventures, including (i) the name of each such entity and its form and jurisdiction of organization, (ii) a brief description of the principal line or lines of business conducted by each such entity, and (iii) all Equity Securities held by any Person (including the Representing Party) in each such entity. Except (1) as set forth on Section 4.3(a) of the Disclosure Schedule or (2) for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, none of the Representing Party nor any of its Subsidiaries or Joint Ventures directly or indirectly owns any Equity Securities in any Person.

(b) Each of the Representing Party’s Subsidiaries and Joint Ventures is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable). Each of the

Representing Party’s Subsidiaries and Joint Ventures has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Representing Party and its Subsidiaries and Joint Ventures is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing, would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party.

(c) The Charter Documents of the Representing Party’s Significant Subsidiaries are in full force and effect, and the Representing Party’s Significant Subsidiaries are in compliance with the provisions of their respective Charter Documents in all material respects.

(d) All of the outstanding Equity Securities of the Representing Party’s Significant Subsidiaries (and to the Knowledge of the Representing Party, its other Subsidiaries) and Joint Ventures, (i) are duly authorized, validly issued and fully paid and nonassessable, and (ii) are owned, directly or indirectly, by the Representing Party, free and clear of all Liens (other than Permitted Liens).

(e) There are no outstanding Contracts obligating the Representing Party or any of its Subsidiaries to acquire Equity Securities of any Person. Neither the Representing Party nor any of its Subsidiaries is a party to any Contract that obligates the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Equity Securities of the Representing Party or any of its Subsidiaries or Joint Ventures.

Section 4.4 Absence of Certain Changes or Events. Since December 31, 2014 through the date hereof, each of the Representing Party and its Subsidiaries has conducted its respective businesses in the ordinary course of business in a manner consistent with past practice and there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Since December 31, 2014 through and including the date of this Agreement, no action has been taken with respect to the Representing Party or any of its Subsidiaries which, if taken after the date of this Agreement and prior to the Closing would, in respect of Blue, constitute a violation of Section 6.5(b)(i)-(vii), (xi) or (xv) or, in respect of Green, constitute a violation of Section 6.4(b)(i)-(vi), (ix), (xiii) or (xvii).

Section 4.5 No Undisclosed Liabilities. Neither the Representing Party nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities reflected or otherwise reserved against in the Blue Financial Statements (if the Representing Party is Blue) or Green Financial Statements (if the Representing Party is Green), (b) Liabilities arising, permitted or contemplated under this Agreement or incurred in connection with the Transactions, (c) Liabilities incurred since September 30, 2014 in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Representing Party.

Section 4.6 Legal Proceedings. Except for Environmental Claims, which are the subject of Section 4.12, as of the date of this Agreement, (i) there are no pending or, to the Knowledge of the Representing Party, threatened, actions, suits, arbitrations or proceedings by or before any Governmental Authority relating to or affecting the Representing Party or any of its Subsidiaries or Joint Ventures or any of their respective assets and properties, nor to the Knowledge of the Representing Party are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, the Representing Party or any of its Subsidiaries or Joint Ventures or any of their respective assets and properties, that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, and (ii) none of the Representing Party nor any of its Subsidiaries or Joint Ventures or any of their respective assets is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by the Representing Party for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 will, at the date it is first mailed to Blue’s shareholders or on any other date of filing with the SEC, or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information, if any, provided by or on behalf of the Representing Party, the Representing Party represents only that such information was prepared in good faith by management of the Representing Party on the basis of assumptions believed by such management to be reasonable as of the time made.

Section 4.8 Permits; Compliance with Laws and Orders. The Representing Party, together with its Subsidiaries and Joint Ventures, holds all permits, licenses, certificates, notices, franchises, authorizations, approvals and similar consents from Governmental Authorities (“Permits”) necessary or required for the lawful conduct of their respective businesses, except for failures to hold such Permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and its Subsidiaries and Joint Ventures are, and since January 1, 2012 have been, in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The Representing Party and its Subsidiaries and Joint Ventures are not, and since January 1, 2012 have not been, in violation of or default under any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. The above provisions of this Section 4.8 do not relate to matters with respect to Environmental Permits and Environmental Laws, such matters being the subject of Section 4.12.

Section 4.9 Taxes.

(a) Each of the Representing Party and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. To the Knowledge of the Representing Party, all material Taxes due and owing by the Representing Party and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b) The most recent financial statements contained in the Blue SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Blue and its Subsidiaries for all taxable periods through the date of such financial statements, and since such date, neither Blue nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

(c) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any income or other material Taxes or income or other material Tax Return of the Representing Party or its Subsidiaries, and, to the Knowledge of the Representing Party, neither the Representing Party nor any of its Subsidiaries has received in the last two (2) years written notice of any claim made by a Governmental Authority in a jurisdiction where the Representing Party or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Representing Party or such Subsidiary is or may be subject to taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Representing Party or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(d) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income or other material Taxes or deficiencies against the Representing Party or any of its Subsidiaries, and no power of attorney granted by either the Representing Party or any of its Subsidiaries with respect to any income or other material Taxes is currently in force.

(e) Neither the Representing Party nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes imposed on or with respect to any individual or other Person (other than (i) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, and (ii) agreements with or among the Representing Party or any of its Subsidiaries), and neither the Representing Party nor any of its Subsidiaries (1) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign Tax Return) other than the group the common parent of which is the Representing Party or a Subsidiary of the Representing Party, or (2) has any liability for the Taxes of any Person (other than the Representing Party or any of its Subsidiaries) (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (y) as a transferee or successor, or otherwise.

(f) There are no material Liens for Taxes (other than Permitted Liens) on the assets of the Representing Party and its Subsidiaries.

(g) Neither the Representing Party nor any of its Subsidiaries (i) has requested or received any ruling related to Taxes from any Governmental Authority, or signed any binding agreement relating to Taxes with any Governmental Authority (including any advance pricing agreement) that reasonably could be expected to have a material impact on the Tax liability of the Representing Party or any of its Subsidiaries in a taxable period (or portion thereof) ending after the Closing Date, or (ii) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Governmental Authority that is material in nature.

(h) Neither the Representing Party nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(i) Neither the Representing Party nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder during any open Tax periods.

(j) Neither the Representing Party nor any of its Subsidiaries will be required to include any material items of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of Tax Law) or any other change in method of accounting occurring prior to Closing, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of Tax Law) entered into prior to Closing, (iii) installment sale or open transaction disposition occurring prior to Closing, (iv) use of the cash basis method of accounting prior to Closing, (v) election under Section 108(i) of the Code, or (vi) prepaid amount received prior to Closing.

(k) Neither the Representing Party nor any of its Subsidiaries has taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.10 Employee Benefit Plans; ERISA.

(a) Section 4.10(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Employee Benefit Plan. Each of the Representing Party’s Employee Benefit Plans has been established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws and all contributions required to be made under the terms of any of the Representing Party’s Employee Benefit Plans have been timely made or, if not yet due, have been properly reflected in the Blue Financial Statements (if the Representing Party is Blue) or the Green Financial Statements (if the Representing Party is Green), except, in each case, for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, there are no pending, threatened or anticipated claims by or on behalf of any of the Representing Party’s Employee Benefit Plans, by any employee or beneficiary covered thereunder or otherwise involving any of the Representing Party’s Employee Benefit Plans (other than routine claims for benefits).

(b) With respect to each material Employee Benefit Plan, the Representing Party has made available to the other Party, to the extent applicable, accurate and complete copies of (1) the Employee Benefit Plan document, including any material amendments thereto, and all related trust documents, material insurance contracts or other funding vehicles, (2) a written description of such Employee Benefit Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Employee Benefit Plan.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, (i) each of the Representing Party’s Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code, and (ii) with respect to any Employee Benefit Plan, neither the Representing Party nor any of its Subsidiaries has engaged in a transaction in connection with which the Representing Party or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) No event has occurred, and there exists no condition or set of circumstances in connection with any of the Representing Party’s Employee Benefit Plans, that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former employee, officer, director, consultant or other individual service provider of the Representing Party (collectively with respect to such Representing Party, the “Representing Party Personnel”) to any additional compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Employee Benefit Plan of the Representing Party, (iii) result in any breach or violation of, or default under, or limit the Representing Party’s right to amend, modify or terminate, any Employee Benefit Plan, (iv) result in any forgiveness or extension of indebtedness under or with respect to any Employee Benefit Plan of the Representing Party, or (v) result in an entitlement of any Representing Party Personnel to severance pay, unemployment compensation or any other payment or benefit.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, as of the date this representation is made or deemed made, there has been no amendment to, announcement relating to, or change in employee participation or coverage under, any Employee Benefit Plan of the Representing Party which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Representing Party Personnel who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h) No Employee Benefit Plan of the Representing Party provides for the gross-up of any Taxes imposed by Section 4999 of the Code that could apply in connection with the transactions contemplated by this Agreement.

Section 4.11 Labor Matters. As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the Knowledge of the Representing Party, threatened between any of the Representing Party or any of its Subsidiaries or Joint Ventures, on the one hand, and any trade union or other representatives of its employees, on the other hand, and there is no charge or complaint pending or threatened in writing against the Representing Party or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Authority, except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, and, to the Knowledge of the Representing Party, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the employees of any of the Representing Party or any of its Subsidiaries or Joint Ventures. Neither the Representing Party nor any of its Subsidiaries is subject to any requirement (contractual or otherwise) to provide employee representation on its board of directors or similar governing body or the board of directors or similar governing body of the other Party following the Closing. The announcement or consummation of the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Representing Party or its Subsidiaries. From December 31, 2010 to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting employees of the Representing Party or any of its Subsidiaries or Joint Ventures except in each case as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, and as of the date of this Agreement, there is not ongoing any material work stoppage, strike, slowdown or lockout by or affecting employees of the Representing Party or any of its Subsidiaries and, to the Knowledge of the Representing Party, no such action has been threatened. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party: (i) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the Knowledge of the Representing Party, threatened between or involving the Representing Party or any of its Subsidiaries or Joint Ventures and any of their respective current or former employees, independent contractors, applicants for employment or classes of the foregoing, (ii) the Representing Party and its Subsidiaries and Joint Ventures are in compliance with all applicable Laws, Contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance, and (iii) since January 1, 2010, none of the Representing Party or any of its Subsidiaries or Joint Ventures has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local Law, without complying with the notice requirements of such Laws.

Section 4.12 Environmental Matters.

(a) Each of the Representing Party, its Subsidiaries and Joint Ventures has been and is in compliance with, and has no Liability arising under, all applicable Environmental Laws, except where the failure to be in such compliance with or any such liability arising under applicable Environmental Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(b) Each of the Representing Party, its Subsidiaries and Joint Ventures has obtained all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are validly issued, in full force and effect, and the Representing Party, its Subsidiaries and Joint Ventures are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or comply with such Environmental Permits, or to maintain such Permits in good standing or, where applicable, to timely file a renewal application, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(c) There is no Environmental Claim pending (i) against the Representing Party, or any of its Subsidiaries or Joint Ventures, (ii) against any Person whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Representing Party or any of its Subsidiaries or Joint Ventures, or (iii) against any real or personal property or operations that the Representing Party or any of its Subsidiaries or Joint Ventures owns, leases or manages, in whole or in part, or, to the Knowledge of the Representing Party, formerly owned, leased or managed, in whole or in part, except in each case, for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

(d) There have not been any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Representing Party or any of its Subsidiaries or Joint Ventures, in each case, except for such Releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party.

Section 4.13 Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party, each of the Representing Party and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Representing Party and its Subsidiaries. Neither the Representing Party nor any of its Subsidiaries has received any notice of any pending or threatened (or is otherwise aware of any fact or occurrence that would trigger) cancellation, nonrenewal, termination or premium increase with respect to any insurance policy of the Representing Party or any of its Subsidiaries, and all such insurance policies are in full force and effect, except with respect to any cancellation, termination, nonrenewal or premium increase that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Representing Party. Neither the Representing Party nor any of its Subsidiaries has been refused any insurance with respect to its respective business or assets.

Section 4.14 Energy Price Risk Management.

(a) The Representing Party has established risk parameters, limits and guidelines in compliance with the risk management policy (including commodity risk policies) approved by the board of directors of the Representing Party (the Representing Party’s “Risk Management Guidelines”) and monitors compliance by the Representing Party and its Subsidiaries with such energy price risk parameters, limits and guidelines. The Representing Party has made available its Risk Management Guidelines prior to the date of this Agreement.

(b) The Representing Party is in compliance in all material respects with its Risk Management Guidelines. As of the date of this Agreement, except for exceptions approved in accordance with the Representing Party’s Risk Management Guidelines, the Representing Party and its Subsidiaries are operating in compliance with the Representing Party’s Risk Management Guidelines in all material respects and all Derivative Products of the Representing Party or any of its Subsidiaries were entered into in accordance with the Risk Management Guidelines.

(c) Section 4.14(c) of the Disclosure Schedule sets forth the Mark-to-Market Value determined as of the close of business on December 31, 2014, which calculation fairly presents, in all material respects, the Mark-to-Market Value as of such date. As used in this Agreement, the term “Mark-to-Market Value” means, as of any date, the aggregate net amount of any non-cash loss or gain (to the extent the cash impact resulting from such loss or gain has not been realized) attributable to the change since the time the underlying transactions were entered into (with any payments made or received at such time being taken into account in determining such loss or gain) in fair value as of such date of the Derivative Products of the Representing Party and its Subsidiaries or other derivative instruments referred to in Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging of the Representing Party and its Subsidiaries (ASC No. 815), in the case of Blue, or IAS 39 – Financial Instruments: Recognition and Measurement, in the case of Green.

Section 4.15 Material Contracts.

(a) For purposes of this Agreement, the term “Representing Party Material Contract” shall mean any Contract to which the Representing Party or any of its Subsidiaries or Joint Ventures (and, in respect of clause (ii) below, if the Representing Party is Green, any Affiliates of Green to the extent it purports to bind Green or its Subsidiaries or Joint Ventures) is a party or bound by as of the date hereof (and if the Representing Party is Green, a “Green Material Contract”, and if the Representing Party is Blue, a “Blue Material Contract”):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that (1) purports to limit in any material respect either the type of business in which the Representing Party or any of its Subsidiaries or Joint Ventures (including those Contracts of the Blue Parties that purport to so limit the Green Parties after the Effective Time) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (2) would require the disposition of any material assets or line of business of the Representing Party or any of its Subsidiaries or Joint Ventures (including those Contracts of the Blue Parties that so require the Green Parties after the Effective Time) or any of their respective Affiliates as a result of the consummation of the Transactions, (3) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon the Green Parties (including the Blue Parties), (4) prohibits or limits, in any material respect, the right of the Representing Party or any of its Subsidiaries or Joint Ventures (including those Contracts of the Blue Parties that so prohibit or limit any Green Party after the Effective Time) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, (5) relates to the development, ownership, licensing or use of any Intellectual Property that is material to the operation of the Representing Party or any of its Subsidiaries or Joint Ventures, (6) relates to the operation and maintenance of the information technology systems of the Representing Party or any of its Subsidiaries or Joint Ventures that are material to their respective operation, (7) is with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities), (8) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Representing Party or any of its Subsidiaries or Joint Ventures (or, after the Effective Time, any Green Party) to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, or (9) is approved by FERC as a special or nonconforming Contract or service agreement that deviates from standard tariffs;

(iii) that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $10,000,000 over the life of the Contract (but excluding Contracts for the procurement of gas or electricity the obligations under which are subject to review by, if the Representing Party is Blue, the Connecticut Public Utilities Regulatory Authority or the Massachusetts Department of Public Utilities or, if the Representing Party is Green, the New York Public Service Commission or the Maine Public Utilities Commission), (2) evidences Indebtedness in excess of $10,000,000, (3) guarantees any Indebtedness of a third party that is not, if the Representing Party is Blue, a Blue Party, or if the Representing Party is Green, a Green Party or (4) contains a covenant restricting the payment of dividends;

(iv) that involves the acquisition from another Person or disposition to another Person of any asset (including any entity or business) material to the Representing Party or any of its Subsidiaries or Joint Ventures, taken as a whole; or

(v) that is a lease or sublease of real or personal property requiring payments by or to the Representing Party or any of its Subsidiaries in excess of $250,000 during any fiscal year.

(b) None of the Representing Party, its Subsidiaries or Joint Ventures is in material breach of or material default under the terms of any of its Representing Party Material Contracts and no event has occurred that (with or without notice or lapse of time or both) would result in a material breach or default under any of its Representing Party Material Contracts. To the Knowledge of the Representing Party, no other party to its Representing Party Material Contracts is in material breach of or material default under the terms of any such Representing Party Material Contracts. This Agreement and the Transactions (including the Merger) will not trigger the right by any party to its Representing Party Material Contracts to terminate any such Representing Party Material Contract. Each of its Representing Party Material Contracts is a valid and binding obligation of the Representing Party, its Subsidiaries or Joint Ventures which is party thereto and, to the Knowledge of the Representing Party, of each other party thereto, and is in full force and effect and enforceable against the Representing Party, its Subsidiaries or Joint Ventures in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles, and except for such failures to be valid and binding, in full force and effect or enforceable that, individually or in the aggregate, do not, and would not reasonably be expected to, materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted or materially impair or materially delay the consummation of the Transactions.

(c) Other than any Contract filed as an exhibit to the Blue SEC Reports prior to the date of this Agreement and other than this Agreement, each Representing Party has made available to the other party a true, complete and correct copy of each contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Representing Party or any of its Subsidiaries or Joint Ventures is a party or bound by as of the date hereof.

Section 4.16 Brokers. Except as disclosed in Section 4.16 of the Disclosure Schedule (the “Broker Agreements”), none of the Representing Party or any of its Subsidiaries or Joint Ventures nor any of their respective shareholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of any of them any brokerage, finders’, advisory, commission or similar fee in connection with the Transactions.

Section 4.17 Real Property.

(a) Except in any such case as is not, individually or in the aggregate, reasonably likely to materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted, the Representing Party or a Subsidiary of the Representing Party has (i) valid title to all material real property owned in fee by the Representing Party or its Subsidiaries (the “Material Owned Real Property”), (ii) valid title to the leasehold estate (as lessee) in all material real property and interests in real property leased or subleased by the Representing Party or its Subsidiaries as lessee or sublessee (the “Material Leased Real Property”), and (iii) valid title to the material real property easements owned by the Representing Party or its Subsidiaries (the “Material Easement Real Property” and, together with the Material Owned Real Property and Material Leased Real Property, the “Material Real Property”), in each case free and clear of all Liens, except Permitted Liens.

(b) Neither the Representing Party nor any of its Subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Material Owned Real Property, Material Leased Real Property or Material Easement Real Property (or any portion thereof) that, if such sale, assignment or disposition is consummated, would reasonably be expected, individually or in the aggregate, to materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted.

(c) Except in any such case as is not, individually or in the aggregate, reasonably likely to materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted or materially impair the consummation of the transactions contemplated by this Agreement, (i) each easement or subeasement for Material Easement Real Property (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Representing Party or its Subsidiaries, enforceable against the Representing Party or its Subsidiaries in accordance with its terms, and to the Knowledge of the Representing Party, the other party or parties thereto, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles, (ii) no notices of default under any Easement have been received by the Representing Party or its Subsidiaries that have not been resolved and (iii) to the Knowledge of the Representing Party, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Easement by the Representing Party or its Subsidiaries.

(d) With respect to the Material Real Property, neither the Representing Party nor any of its Subsidiaries has received any written notice of, nor to the Knowledge of the Representing Party does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Material Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, could reasonably be expected to materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted or materially impair the consummation of the transactions contemplated by this Agreement. Except in any such case as is not, individually or in the aggregate, reasonably likely to materially adversely impair the conduct of the business of the Representing Party and its Subsidiaries, taken as a whole, as presently conducted, the Representing Party and its Subsidiaries have lawful rights of use and access to all land and other real property rights, subject to Permitted Liens, necessary to conduct their businesses as presently conducted.

Section 4.18 Intellectual Property.

(a) Except as to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to the Representing Party: (i) the Representing Party and its Subsidiaries own all right, title and interest in and to the Trademarks and either own all right, title and interest in, or have sufficient rights to use, all Intellectual Property used in its business as presently, or currently contemplated to be, conducted, (ii) to the Knowledge of the Representing Party, the conduct of the Representing Party and its Subsidiaries does not and has not since January 1, 2012 (or earlier, if not currently resolved) infringed or otherwise violated the Intellectual Property rights of any third party, (iii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Representing Party’s Knowledge, threatened against the Representing Party or its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by the Representing Party or its Subsidiaries, (iv) to the Representing Party’s Knowledge, no Person is violating any Intellectual Property right that the Representing Party or its Subsidiaries hold exclusively, and (v) the Representing Party and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Representing Party or its Subsidiaries.

(b) Except as to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to the Representing Party, to the Knowledge of the Representing Party: (i) the Representing Party and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) the Representing Party and its Subsidiaries take such industry standard measures and other measures as are required by applicable Law and the policies of the Representing Party and its Subsidiaries to ensure the confidentiality of customer financial and other confidential information and that protect against the loss, theft and unauthorized access or disclosure of such information; (iii) the Representing Party and its Subsidiaries are in compliance with the Representing Party’s and its Subsidiaries’ privacy policies; (iv) none of the Representing Party or any of its Subsidiaries has received any written claims, notices or complaints regarding the Representing Party’s or its Subsidiaries’ information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights under any Person’s Privacy Rules and Policies, or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and (v) the Representing Party’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Representing Party or its Subsidiaries in connection with its business as presently conducted, and have not materially malfunctioned or failed since January 1, 2012, and there have been no unauthorized intrusions or breaches of security with respect to the such information technology systems.

Section 4.19 Anti-Corruption; Anti-Money Laundering.

(a) None of the Representing Party or any of its Affiliates, Subsidiaries or Joint Ventures, or any of their respective Representatives, has since January 1, 2012, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (i) for the purpose of (w) influencing any act or decision of that Government Official, (x) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (y) securing any improper advantage, or (z) inducing that Government Official to use his or her influence with a Governmental Authority, (1) to affect or influence any act or decision of any Governmental Authority, or (2) to assist the Representing Party or any of its Affiliates, Subsidiaries or Joint Ventures in obtaining or retaining business with, or directing business to, any Person, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b) The Representing Party and its Affiliates, Subsidiaries and Joint Ventures have maintained complete and accurate books and records with respect to payments to any Government Official and any payment to or other expenses involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of any Blue Party, in each case, in accordance with Anti-Corruption Laws and GAAP.

(c) None of the Representing Party or any of its Affiliates, Subsidiaries or Joint Ventures has either (A) (x) conducted or initiated any review, audit, or internal investigation, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (B) received any inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws.

(d) Each of the Representing Party and its Affiliates, Subsidiaries and Joint Ventures is, and has been since January 1, 2012, in compliance with all applicable anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.

ARTICLE V

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF BLUE AND GREEN

Except (i) in the case of any representation and warranty made by Blue, (x) as disclosed in Blue Disclosure Schedule, or (y) as disclosed in any Blue SEC Report filed with or furnished to the SEC by Blue between January 1, 2014 and the date hereof or as disclosed in the Blue 2014 Draft Form 10-K (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), and (ii) in the case of any representation or warranty made by Green, as disclosed in the Green Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of a Disclosure Schedule shall be deemed to be disclosure with respect to any other section or subsection of such Disclosure Schedule to which the relevant of such item is reasonably apparent on its face), Blue hereby represents and warrants to Green and Merger Sub, in respect of Section 5.1 through Section 5.7, and Green hereby represents and warrants to Blue, in respect of Section 5.8 through Section 5.19:

Section 5.1 Blue Capital Stock.

(a) The authorized capital stock of Blue consists of:

(i) 125,000,000 shares of Blue Common Stock, of which 56,546,266 shares (excluding any unvested Blue Restricted Shares) were outstanding as of the close of business on February 20, 2015; and

(ii) 1,000,000 shares of preferred stock of the par value of $100.00 per share, 4,000,000 shares of preferred stock of the par value of $25.00 per share, and 4,000,000 shares of preference stock of the par value of $25.00 per share, in each case, none of which are outstanding as of the close of business on February 20, 2015.

(b) As of the close of business on February 20, 2015:

(i) no shares of Blue Common Stock were held in the treasury of Blue,

(ii) no shares of Blue Common Stock were subject to outstanding Options granted under the Blue Stock Plans;

(iii) there were 340,131 Blue Restricted Shares outstanding under the Blue Stock Plans;

(iv) there were 166,181 shares of Blue Common Stock subject to stock units or phantom stock units credited to the accounts of the participants in the Blue Deferred Compensation Plans;

(v) there were 511,860 shares of Blue Common Stock subject to outstanding performance share awards under the Blue Stock Plans;

(vi) there were no other shares of Blue Common Stock subject to outstanding Blue Equity Rights; and

(vii) there were no additional shares of Blue Common Stock reserved for issuance pursuant to the Blue Stock Plans. Since February 20, 2015, no shares of Blue Common Stock have been issued and no awards have been granted under the Blue Stock Plans.

(c) Except as disclosed in Section 5.1(b), there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other Contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument, Contracts or agreement

(together, “Options”), obligating any Blue Party to (A) issue or sell any Equity Securities of any Blue Party, (B) grant, extend or enter into any Option with respect thereto, (C) redeem or otherwise acquire any such Equity Securities, or (D) provide any amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person (including any of their respective Subsidiaries). Neither Blue nor any of its Subsidiaries has granted registration rights to any Person.

(d) There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which Blue or any of its Subsidiaries is a party in favor of any Person other than Blue or a Subsidiary wholly-owned, directly or indirectly, by Blue with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of Blue or any Subsidiary of Blue.

(e) Blue is a “holding company” as defined under Section 1262 of the 2005 Act.

(f) No Indebtedness of Blue or any of its Subsidiaries having the right to vote (or which is convertible into or exercisable for Equity Securities having the right to vote) (collectively, “Blue Voting Debt”) on any matters on which the Blue shareholders may vote is issued or outstanding nor are there any outstanding Options obligating Blue or any of its Subsidiaries to issue or sell any Blue Voting Debt or to grant, extend or enter into any Option with respect thereto.

(g) None of the Blue Restricted Shares has been granted since February 20, 2015, except as expressly permitted by this Agreement. All grants of Blue Restricted Shares were validly made and properly approved by the Blue Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of Blue in accordance with GAAP.

(h) No Subsidiary of Blue, and no Joint Venture of Blue, owns any stock in Blue.

Section 5.2 Authority of Blue. Blue has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by Blue and the consummation by Blue of the Transactions have been duly and validly adopted and unanimously approved by the Blue Board, the Blue Board has adopted the Agreement and approved and determined that it is in the best interests of Blue for Blue to consummate the Transactions (including the Merger) and resolved to recommend that shareholders of Blue approve the Agreement and to submit the Agreement and the Transactions (including the Merger) to the shareholders of Blue for their approval, and no other corporate proceedings on the part of Blue or its shareholders are necessary or required to authorize the execution, delivery and performance of this Agreement by Blue and the consummation by Blue of the Transactions (including the Merger), other than obtaining the Shareholder Approval. This Agreement has been duly and validly executed and delivered by Blue and, assuming this Agreement constitutes the legal, valid and binding obligation of Green and Merger Sub, constitutes a legal, valid and binding obligation of Blue enforceable against Blue in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. Blue does not have any “poison pills”, shareholder rights plans or agreements or similar rights in place.

Section 5.3 Blue Required Statutory Approvals. Except for (A) compliance with, and filings under, the HSR Act and the rules and regulations thereunder, (B) the filing with and, to the extent required, the declaration of effectiveness by the SEC of (1) the Proxy Statement, (2) the Form S-4, and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (C) such filings and approvals as may be required under the rules and regulations of the NYSE, (D) compliance with and such filings as may be required by the Act, (E) notices to and filings under, and compliance with all requirements of the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the Section 721 of the Defense Production Act of 1950 as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, and as amended by The Foreign Investment National Security Act of 2007 (“Exon-Florio”), (F) approvals required by the Connecticut Public Utilities Regulatory Authority and the Massachusetts Department of Public Utilities, (G) approval required by the FERC, and (H) such other items set forth on Section 5.3 of the Blue Disclosure Schedule (the items set forth above in clauses (A) through (H) collectively, the “Blue Required Statutory Approvals”), no notification, filing or registration, consent, approval, declaration, Permit or authorization to, by or from any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by Blue, the performance by Blue of its obligations hereunder or the consummation of the Transactions (including the Merger) by Blue, other than any Post-Closing Law and other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Blue Material Adverse Effect.

Section 5.4 Blue SEC Reports, Financial Statements and Utility Reports.

(a) Blue and its Subsidiaries have filed or furnished on a timely basis each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Blue or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC (the “Blue SEC Reports”) since January 1, 2012. As of their respective dates, after giving effect to any amendments or supplements thereto prior to the date hereof, the Blue SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, if applicable, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the principal executive officer of Blue and the principal financial officer of Blue (or each former principal executive officer of Blue and each former principal financial officer of Blue, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Blue SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2012, neither Blue nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Blue SEC Reports (the “Blue Financial Statements”) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Blue SEC Report, was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to the absence of footnotes therein and to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, material) in all material respects the consolidated financial position of Blue and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the respective periods then ended.

(d) All filings required to be made by Blue or any of its Subsidiaries since January 1, 2012, under the 2005 Act, the Power Act, the Natural Gas Act of 1938, as amended, and including all regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and including all regulations promulgated thereunder, and the Communications Act of 1934 have been filed, on a timely basis (taking into account all applicable grace periods), with the SEC, the FERC, the Department of Energy or any other Governmental Authority, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable Laws, individually or in the aggregate, have not had and would not reasonably be expected to have a Blue Material Adverse Effect.

(e) Section 5.4(e) of the Blue Disclosure Schedule sets forth, as of the date of this Agreement, (i) all rate filings pending as of the date of this Agreement related to any Blue Party before the FERC, the Connecticut Public Utilities Regulatory Authority or the Massachusetts Department of Public Utilities and each other material proceeding pending as of the date of this Agreement before the FERC, the Connecticut Public Utilities Regulatory Authority or the Massachusetts Department of Public Utilities relating to any Blue Party (other than those rate filings or other material proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of Blue or its Subsidiaries) and (ii) all tariffs (other than tariffs applicable to utilities generally in any jurisdiction in which any Blue Party operates) filed with respect to, or applicable to, the services provided by any Blue Party, and all agreements to provide service on non-tariff terms (and complete and correct copies of all such tariffs and agreements have been provided to Green). All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Blue Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, any multi-party proceedings and tariffs identified in writing to Green on or before March 11, 2015 that are required to be set forth in Section 5.4(e) of the Blue Disclosure Schedule shall be deemed to have been disclosed in Section 5.4(e) of the Blue Disclosure Schedule for purposes of this Section 5.4(e).

(f) Each of the Blue Parties under the jurisdiction of the FERC, the Connecticut Public Utilities Regulatory Authority or the Massachusetts Department of Public Utilities, is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, service agreements and other Contracts with its customers, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Blue Material Adverse Effect.

(g) Blue has designed, established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting as required by Rules 13a–15 of the Exchange Act. Blue (i) has designed, established and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Blue in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Blue’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Blue’s outside auditors and the audit committee of the Blue Board (x) any and all significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Blue’s ability to record, process, summarize and report financial information and has identified for Blue’s outside auditors and audit committee of the Blue Board any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Blue’s internal control over financial reporting. Except for matters resolved prior to the date hereof, since January 1, 2013 through the date of this Agreement, to the Knowledge of Blue, (A) neither Blue nor any of its Subsidiaries nor any of their respective Representatives has received or otherwise had or obtained Knowledge of any material complaint, allegation or claim (whether written or oral) from any source regarding the accounting, or auditing practices, procedures, methodologies or methods of Blue or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Blue or any of its Subsidiaries has engaged in questionable accounting, internal accounting controls or auditing matters of Blue or any of its Subsidiaries, and no concerns (whether written or oral) from any of the Blue Parties’ employees regarding questionable accounting or auditing matters have been received by Blue or any of its Subsidiaries, and (B) no attorney representing Blue or any of its Subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Blue, any of its Subsidiaries or any of their respective directors, officers or employees to the General Counsel or Chief Executive Officer of Blue.

(h) Blue is, and since January 1, 2012 has been, in compliance in all material respects with (i) SOX, and (ii) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(i) The most recent financial statements contained in the Blue 2014 Draft Form 10-K reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Blue and its Subsidiaries for all taxable periods through the date of such financial statements, and since such date, neither Blue nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

Section 5.5 Vote Required by Blue. The affirmative vote of the holders of record of at least a majority of the shares of Blue Common Stock (the “Shareholder Approval”) is the only vote of the holders of any class or series of the capital stock of Blue required to approve this Agreement and the Transactions.

Section 5.6 Opinion of Financial Advisors to Blue. The Blue Board has received the opinion, dated on or about the date of this Agreement, of Morgan Stanley & Co. LLC, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the holders of Blue Common Stock is fair, from a financial point of view, to the holders of Blue Common Stock. A copy of such opinion has been made available to Green or will be made available to Green promptly after the date of this Agreement for informational purposes only.

Section 5.7 Anti-Takeover Provisions Inapplicable to Blue. Subject to the accuracy of Section 5.18, the Transactions are not subject to any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other state antitakeover Laws.

Section 5.8 Green Capital Stock.

(a) Green’s authorized and outstanding capital stock is as set forth in Section 5.8(a) of the Green Disclosure Schedule. All of Green’s issued and outstanding capital stock has been duly authorized, validly issued, fully paid and nonassessable. The Equity Securities set forth in Section 5.8(a) of the Green Disclosure Schedule constitute all of the issued and outstanding Equity Securities of Green. All of the issued and outstanding capital stock of Green is, and immediately prior to the Effective Time will be, owned by Green Parent.

(b) There are no outstanding Options obligating any Green Party to (A) issue or sell any Equity Securities of any Green Party, (B) grant, extend or enter into any Option with respect thereto, (C) redeem or otherwise acquire any such Equity Securities, or (D) provide any amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person (including any of their respective Subsidiaries). Neither Green nor any of its Subsidiaries has granted registration rights to any Person.

(c) No Indebtedness of Green or any of its Subsidiaries having the right to vote (or which are convertible into or exercisable for Equity Securities having the right to vote) (collectively, “Green Voting Debt”) on any matters on which Green’s equityholders may vote are issued or outstanding nor are there any outstanding Options obligating Green or any of its Subsidiaries to issue or sell any Green Voting Debt or to grant, extend or enter into any Option with respect thereto.

(d) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, no par value per share, all of which are outstanding and have been duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Green. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 5.9 Authority of Green.

(a) Each of Green and Merger Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Green and Merger Sub and the consummation by Green and Merger Sub of the Transactions (including the Merger) have been duly and validly approved by all necessary corporate action, and no approval or consent of Green Parent or any Affiliate of Green Parent (other than Green, which approval or consent has been obtained) is needed in respect of the execution, delivery and performance of this Agreement by Green and Merger Sub and the consummation by Green and Merger Sub of the Transactions (including the Merger). This Agreement has been duly and validly executed and delivered by Green and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding obligation of Blue, constitutes a legal, valid and binding obligation of Green and Merger Sub enforceable against Green and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

(b) Prior to the Effective Time, Green will have, and will have procured, to the extent applicable, that its Affiliates will have, taken all necessary action to permit Green to issue the number of shares of Green Common Stock required to be issued pursuant to Article II. The Green Common Stock, when issued pursuant to this Agreement or otherwise, will be validly issued, fully paid and nonassessable, and no such issued shares of Green Common Stock will have been issued in violation of any preemptive right of subscription or purchase in respect thereof. Green Common Stock, when issued to holders of Blue Common Stock in connection with the Transactions, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

Section 5.10 Green Required Statutory Approvals. Except for (A) compliance with, and filings under, the HSR Act and the rules and regulations thereunder, (B) the filing with and, to the extent required, the declaration of effectiveness by the SEC of (1) the

Proxy Statement, (2) the Form S-4, and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (C) such filings and approvals as may be required under the rules and regulations of the NYSE, (D) compliance with and such filings as may be required by the Act, (E) notices to and filings under, and compliance with all requirements of CFIUS, pursuant to Exon-Florio, (F) approvals required by the Connecticut Public Utilities Regulatory Authority and the Massachusetts Department of Public Utilities, (G) approval required by the FERC, and (H) such other items set forth on Section 5.10 of the Green Disclosure Schedule (the items set forth above in clauses (A) through (H) collectively, the “Green Required Statutory Approvals”), no notification, filing or registration, consent, approval, declaration, Permit or authorization to, by or from any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by Green or Merger Sub, the performance by Green or Merger Sub of its respective obligations hereunder or the consummation of the Transactions (including the Merger) by Green or Merger Sub, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Green Material Adverse Effect.

Section 5.11 Financial Statements and Utility Reports of Green.

(a) True, correct and complete copies of the audited consolidated statement of financial position as of December 31, 2014 of Green and its Subsidiaries and the audited consolidated statement of profit or loss for the year ended December 31, 2014 of Green and its Subsidiaries, each as prepared in accordance with IFRS consistently applied (collectively referred to as the “Green IFRS Financial Statements”) are set forth on Section 5.11(a) of the Green Disclosure Schedule.

(b) Each of the Green IFRS Financial Statements (i) has been prepared based on the applicable books and records of Green and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with IFRS consistently applied (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Green and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. Except as disclosed in the Green IFRS Financial Statements, none of Green nor any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(c) True, correct and complete copies of a reconciliation of the Green IFRS Financial Statements to comparable statements prepared in accordance with GAAP, together with a report of Green’s independent accountants thereon, are set forth on Section 5.11(c) of the Green Disclosure Schedule (collectively referred to as the “Green Reconciliation Financial Statements”).

(d) The information provided by Green to its external auditors relating to the Green Reconciliation Financial Statements and the information provided by Green’s external auditors regarding the IFRS and GAAP rules applicable to the Green Reconciliation Financial Statements are true and correct in all material respects. The pro forma GAAP statements reflected in the Green Reconciliation Financial Statements will not differ in any material respect from the Green audited GAAP financial statements as of and for the year ended December 31, 2014 to be included in the Form S-4.

(e) True, correct and complete copies of the audited consolidated statements of income, consolidated statements of comprehensive income, consolidated balance sheets, consolidated statements of cash flows and consolidated statements of changes in equity of Green Networks for the years ended December 31, 2013 and December 31, 2012 (collectively referred to as the “Green Networks Financial Statements” and, collectively with the Green IFRS Financial Statements and the Green Reconciliation Financial Statements, the “Green Financial Statements”) are set forth on Section 5.11(e) of the Green Disclosure Schedule.

(f) Each of the Green Networks Financial Statements (i) has been prepared based on the applicable books and records of Green Networks and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Green Networks and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. Except as disclosed in the Green Networks Financial Statements, none of Green Networks nor any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(g) All filings required to be made by Green or any of its Subsidiaries since January 1, 2012 under the 2005 Act, the Power Act, the Natural Gas Act of 1938, as amended, and including all regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and including all regulations promulgated thereunder, and the Communications Act of 1934 have been filed, on a timely basis (taking into account all applicable grace periods), with the FERC, the Department of Energy or any other Governmental Authority, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable Laws, individually or in the aggregate, have not had and would not reasonably be expected to have a Green Material Adverse Effect.

(h) Section 5.11(h) of the Green Disclosure Schedule sets forth, as of the date of this Agreement, (i) all rate filings pending as of the date of this Agreement related to any Green Party before the FERC, the New York Public Service Commission or the Maine Public Utilities Commission and each other material proceeding pending as of the date of this Agreement before the FERC, the New York Public Service Commission or the Maine Public Utilities Commission relating to any Green Party (other than those rate filings or other material proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of Green or its Subsidiaries), and (ii) all tariffs (other than tariffs applicable to utilities generally in any jurisdiction in which any Green Party operates) filed with respect to, or applicable to, the services provided by any Green Party, and all agreements to provide service on non-tariff terms (and complete and correct copies of all such tariffs and agreements have been provided to Blue), and all charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Green Material Adverse Effect.

(i) Each of the Green Parties under the jurisdiction of the FERC, the New York Public Service Commission or the Maine Public Utilities Commission is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, service agreements and other Contracts with its customers, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Green Material Adverse Effect.

(j) Green has designed, established and maintains a system of internal control over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (or, in the case of the Green IFRS Financial Statements, IFRS) and provide reasonable assurance that all transactions are executed in accordance in all material respects with management’s general or specific authorization, all transactions are recorded as necessary to permit the preparation of the Green Financial Statements in conformity with GAAP (or, in the case of the Green IFRS Financial Statements, IFRS) and fraud is detected and prevented. Except for matters resolved prior to the date hereof, since January 1, 2012 through the date of this Agreement, to the Knowledge of Green, (A) neither Green nor any of its Subsidiaries nor any of their respective Representatives has received or otherwise had or obtained Knowledge of any material complaint, allegation or claim (whether written or oral) from any source regarding the accounting or auditing practices, procedures, methodologies or methods of Green or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Green or any of its Subsidiaries has engaged in questionable accounting, internal accounting controls or auditing matters of Green or any of its Subsidiaries, and no concerns (whether written or oral) from any of the Green Parties’ employees regarding questionable accounting or auditing matters have been received by Green or any of its Subsidiaries, and (B) no attorney representing Green or any of its Subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Green, any of its Subsidiaries or any of their respective directors, officers or employees to the General Counsel or Chief Executive Officer of Green.

(k) Green has made available to Blue any management letters or other material written communications (including with respect to proposed adjustments) from the auditors to any of Green or any of its Subsidiaries, any officer of any of Green or any of its Subsidiaries or the board of directors (or equivalent body) of any of Green or its Subsidiaries since January 1, 2013, in any case regarding (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect, or to have adversely affected (in more than immaterial respects), Green’s ability to record, process, summarize and report financial information or any material weaknesses in internal control over financial reporting or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Green’s internal control over financial reporting.

(l) The Green Financial Statements reflect, in accordance with GAAP (or, in the case of the Green IFRS Financial Statements, IFRS), an adequate reserve for all Taxes payable by Green and its Subsidiaries for all taxable periods through the date of such Green Financial Statements, and since such date, neither Green nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

Section 5.12 Shared Assets and Services. Section 5.12 of the Green Disclosure Schedule contains a list of (i) all assets or properties of Green Parent or any of its Subsidiaries or Joint Ventures (other than Green or any of its Subsidiaries or Joint Ventures) that are used in the business of Green or any of its Subsidiaries or Joint Ventures, (ii) all services that Green or any of its Subsidiaries or Joint Ventures provides to or receives from Green Parent or any of its Subsidiaries or Joint Ventures (other than Green or any of its Subsidiaries or Joint Ventures), and (iii) all Contracts to which Green or any of its Subsidiaries or Joint Ventures, on the one hand, and Green Parent or any of its Subsidiaries or Joint Ventures (other than Green or any of its Subsidiaries or Joint Ventures), on the other hand, are parties, except, in each case, for any such assets, properties and Contracts that are not, individually or in the aggregate, material to the conduct of the business of the Green Parties, taken as whole. The expenses and revenues under each of the Contracts listed on Section 5.12 of the Green Disclosure Schedule are accurately reflected in the Green IFRS Financial Statements included on Section 5.11(a) of the Green Disclosure Schedule.

Section 5.13 Employee Benefit Plans of Green. No Green Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee of Green or any of its Subsidiaries who resides or works outside of the United States. No Controlled Group Liability has been incurred by Green or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Green or its ERISA Affiliates of incurring any such liability, except, in each case, as would not reasonably be expected to result, individually or in the aggregate, in a Green Material Adverse Effect. No purpose of the transactions contemplated by this Agreement is for any of Green Parent or its Affiliates to avoid Liability arising out of Title IV of ERISA.

Section 5.14 Anti-Takeover Provisions Inapplicable to Green. The Transactions are not subject to any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other state antitakeover Laws.

Section 5.15 Organization and Qualification of Merger Sub. Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Merger Sub is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of “good standing”) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of “good standing”) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Green Material Adverse Effect.

Section 5.16 No Conflicts with Respect to Merger Sub; Approvals and Consents of Merger Sub. The execution and delivery of this Agreement by Merger Sub does not, and the performance by Merger Sub of its obligations hereunder and the consummation of the Transactions will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, revocation, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Merger Sub under, any of the terms, conditions or provisions of (A) the Charter Documents of Merger Sub, or (B) subject to the taking of the actions described in Section 5.10, (x) any Laws applicable to Merger Sub or any of its assets or properties, or (y) any Contract, Permit or other instrument to which Merger Sub is a party or by which Merger Sub or any of its assets or properties is bound, excluding from the foregoing clauses (x) - (y) such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Green Material Adverse Effect.

Section 5.17 Green Renewables Contracts. Section 5.17 of the Green Disclosure Schedule contains a chart setting forth the project, expiration year and megawatt volume for each contract that purports to bind any Green Party pursuant to which at least 10 megawatts of electric generation capacity of Green Renewables or any of its Subsidiaries or Joint Ventures has been contracted to a counterparty (the “Green Renewables Contracts”), which list is true, complete and correct in all material respects. Green has made available to Blue the annual gross margin for each of the next ten years for the Green Renewables Contracts on an aggregate basis. None of the Green Renewables Contracts contains a provision permitting the counterparty to such contract to reduce the amount of capacity that such counterparty is obligated to pay for or to reduce the capacity charge therefor pursuant to such contract or to terminate such contract for any reason other than due to a material breach by Green Renewables. None of Green Renewables nor any of its Affiliates is in material breach of or material default under the terms of any Green Renewables Contract and as of the date hereof no event has occurred that (with or without notice or lapse of time or both) would result in a material breach or default under any Green Renewables Contract. To the Knowledge of Green, no other party to any Green Renewables Contract is in material breach of or material default under the terms of any such Green Renewables Contract, and no other party to the Green Renewables Contracts has threatened to or is anticipated to reduce the amount of capacity that such counterparty is obligated to pay for or to reduce the capacity charge therefor pursuant to such contract or to terminate any Green Renewables Contract.

Section 5.18 Ownership of Shares. None of Green Parent, Green nor any of their respective Subsidiaries Beneficially Owns any Blue Common Stock.

Section 5.19 Available Funds. Green and Merger Sub have access to, and as of the Effective Time will have available to them, all funds necessary for the payment to the Exchange Agent of the aggregate Cash Consideration, all other amounts to be paid pursuant to Article II, and to satisfy all of their other obligations under this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.1 Blue No Solicitation.

(a) Blue shall, and shall cause each of its Subsidiaries and its and their respective officers, directors and employees to, and shall (and shall cause each of its Subsidiaries to) direct and use reasonable best efforts to cause each of Blue’s and its Subsidiaries’ respective investment bankers, accountants, attorneys, financial advisors and other advisors, agents and representatives (collectively, and together with Blue’s and its Subsidiaries’ respective officers, directors and employees, the “Representatives”) to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) not solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, offers or the making of any proposal (including by amending or granting any waiver or release under, or failing to enforce, any standstill or similar Contract with respect to any class of capital stock of Blue or any of its Subsidiaries (except to the extent permitted in accordance with the last sentence of this Section 6.1(a))) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, (iii) not engage in or otherwise participate in any negotiations or discussions regarding, or that could reasonably be expected to lead to, any Acquisition Proposal, (iv) not furnish any nonpublic information regarding Blue or any of its Subsidiaries to any Person (other than Green or Merger Sub) in connection with or in response to any Acquisition Proposal, and (v) not approve, endorse or recommend any Acquisition Proposal except in connection with an Adverse Recommendation Change permitted pursuant to Section 6.1(c). Notwithstanding anything to the contrary in this Section 6.1(a), nothing in this Section 6.1(a) shall prohibit Blue, at any time prior to obtaining the Shareholder Approval, from (x) furnishing nonpublic information regarding Blue or its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, written Acquisition Proposal that the Blue Board concludes in good faith, after consultation with its financial advisors and outside counsel, constitutes, or could reasonably be expected to result in, an Acquisition Proposal if (A) the Blue Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Law, (B) Blue furnishes any nonpublic information provided to the maker of such Acquisition Proposal only pursuant and subject to an Acceptable Confidentiality Agreement, and (C) Blue promptly (and, in any event, within forty-eight (48) hours) makes available to Green any non-public information concerning Blue or its Subsidiaries that Blue made available to such Person to the extent such information was not previously provided to Green; provided that Blue shall not provide any commercially sensitive non-public information to any competitor in connection with this Section 6.1, other than in accordance with “clean room” or similar procedures designed to limit any adverse effect on the sharing of information on Blue and its Subsidiaries, or (y) failing to enforce, or granting any waiver or release under, any standstill or similar Contract with any Person to the extent the Blue Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, that taking such action could reasonably be expected to result in a possible Superior Proposal and that failing to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Laws and to the extent such action is necessary to allow such Person to make a confidential proposal to the Blue Board.

(b) Blue shall promptly, and in no event later than twenty-four (24) hours after its receipt (including receipt by any of its Subsidiaries or its or their respective Representatives) of any Acquisition Proposal, or any request for nonpublic information relating to Blue or any of its Subsidiaries in connection with an Acquisition Proposal, advise Green orally and in writing of such Acquisition Proposal or request (including providing the identity of the Person making or submitting such Acquisition Proposal or request), and, (i) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements or other documentation or materials delivered in connection therewith, or (ii) if it is oral, a reasonably detailed summary, including all material terms, thereof. Blue shall keep Green informed on a reasonably prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change).

(c) Except as otherwise provided in Section 6.1(d) or Section 6.1(e), neither the Blue Board nor any committee thereof may (i) (A) withhold, withdraw, change, qualify or modify in a manner adverse to Green, or publicly propose to withhold, withdraw, change, qualify or modify in a manner adverse to Green, the approval, recommendation or declaration of advisability by the Blue Board or any such committee thereof of this Agreement and the Transactions (the “Board Recommendation”), (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Acquisition Proposal, (C) fail to include the Board Recommendation in the Proxy Statement or (D) resolve, publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Adverse Recommendation Change”), or (ii) (x) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, or, other than an Acceptable Confidentiality Agreement and customary common interest agreement, allow Blue or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to (or would reasonably be expected to) lead to, any Acquisition Proposal or that would require Blue to abandon, terminate or fail to consummate the Transactions, or (y) resolve, agree or propose to do any of the foregoing.

(d) Notwithstanding anything in this Agreement to the contrary, the Blue Board or any committee thereof may, at any time prior to receipt of the Shareholder Approval, effect an Adverse Recommendation Change in respect of an Acquisition Proposal, if: (i) an Acquisition Proposal is made to Blue, (ii) the Blue Board or applicable committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such offer constitutes a Superior Proposal and that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Laws, (iii) Blue provides Green five (5) Business Days’ prior written notice of its intention to take and the rationale for such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.1(b) (it being understood that each time any material revision or amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the five (5) Business Day period shall be extended for additional three (3) Business Days (for the first extension) or two (2) Business Days (for each subsequent extension) after notification of such change to Green), and (iv) at the end of the applicable periods described in clause (iii) (the “Takeover Notice Period”), the Blue Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Green during the Takeover Notice Period), that the Acquisition Proposal continues to be a Superior Proposal. Blue agrees that during the Takeover Notice Period, Blue shall negotiate in good faith with Green and its representatives, if requested by Green, regarding any adjustments or modifications to the terms of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, the Blue Board may, at any time prior to the receipt of the Shareholder Approval, effect an Adverse Recommendation Change in response to any Change first occurring or becoming known to the Blue Board after the execution of this Agreement that materially affects or could reasonably be expected to materially affect (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Blue and its Subsidiaries, taken as a whole, or Green and its Subsidiaries, taken as a whole or (ii) the shareholders of Blue (including the benefits of the Merger to Blue or the shareholders of Blue), in either case that (A) is material, individually or in the aggregate with any other such Changes first occurring or becoming known to the Blue Board after the execution of this Agreement and (B) does not involve or relate to an Acquisition Proposal if: (x) Blue provides Green five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such Changes and a reasonably detailed description of the Blue Board’s rationale for such action, and (y) at the end of the five (5) Business Day period described in clause (x), the Blue Board determines in good faith, after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Green during the period described in clause (x)), that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Laws. During such five (5) Business Day period described in clause (x), Blue shall negotiate in good faith with Green and its representatives, if requested by Green, regarding any adjustments or modifications to the terms of this Agreement.

(f) [Intentionally Omitted]

(g) Nothing contained in this Section 6.1 or elsewhere in this Agreement shall prohibit Blue or the Blue Board (or any committee thereof), directly or indirectly through its Representatives, from disclosing to Blue’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to Blue’s shareholders if the Blue Board has determined, after consultation with its outside legal counsel, that the failure to do so could reasonably be expected to violate applicable Law; provided, however, that any such disclosure that constitutes an Adverse Recommendation Change shall be subject to the provisions of this Section 6.1 with respect thereto (it being understood and agreed that any disclosure of a position in connection with a tender offer or exchange offer, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act or a recommendation on Schedule 14D-9 against such tender offer or exchange offer made within ten (10) Business Days after the commencement thereof and in any event at least two (2) Business Days prior to the Shareholder Meeting, shall be deemed an Adverse Recommendation Change, unless the Blue Board expressly and concurrently reaffirms the Board Recommendation).

(h) The Parties agree that an Adverse Recommendation Change effected in accordance with Section 6.1(d) or Section 6.1(e) shall not in and of itself violate any other provision of this Agreement.

(i) In the event a breach of this Section 6.1 by any Representative of the Blue Parties becomes Known to Blue, Blue shall use its best efforts both to promptly cure, to the extent practicable, any prior breach and to cause such Representative to not commit any additional breaches of this Section 6.1.

(j) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any bona fide proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets or businesses of Blue or its Subsidiaries that, in the aggregate, constitute or generate 15% or more of the consolidated net revenue or earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve (12) months of Blue and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of beneficial ownership of 15% or more of any class of Equity Securities (by vote or value) of Blue or any of its Significant Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 15% or more of any class of Equity Securities (by vote or value) of Blue or any of its Significant Subsidiaries, (D) merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Blue or any of its Significant Subsidiaries pursuant to which any Person (or the stockholders of any Person) would own, directly or indirectly, 15% or more of the total voting power of the Equity Securities of Blue or any of its Significant Subsidiaries or the surviving entity in a merger with Blue or any of its Significant Subsidiaries or the resulting direct or indirect parent of Blue or such surviving entity, or (E) any combination of the foregoing, in each case other than the Transactions.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal that the Blue Board or committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel (taking into account (x) all relevant legal, financial, conditionality (including whether such Acquisition Proposal is subject to a financing condition), regulatory and other aspects of such Acquisition Proposal and the Merger and the other Transactions deemed in good faith to be relevant by the Blue Board to the consummation of such Acquisition Proposal, (y) the identity of the Person(s) making such Acquisition Proposal, and (z) the likelihood of completion of such Acquisition Proposal) would result in a transaction more favorable to Blue’s shareholders from a financial point of view than the Merger and the other Transactions (taking into account all of the terms of any proposal by Green to amend or modify the terms of the Merger and the other Transactions in response to such proposal or otherwise), except that the references to “15%” in the definition of “Acquisition

Proposal” shall each be deemed to be a reference to “50%” and references to “Blue or any of its Significant Subsidiaries” in clauses (B), (C) and (D) of the definition of “Acquisition Proposal” shall be deemed to be references to “Blue”.

Section 6.2 Green No Solicitation. Green shall, and shall cause its Affiliates and Subsidiaries and its and their respective officers, directors and employees to, and shall (and shall cause each of its Affiliates and Subsidiaries to) direct and use reasonable best efforts to cause Green’s Representatives (other than Green’s and its Affiliates’ and Subsidiaries’ respective officers, directors and employees) to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Green Business Combination. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, Green shall not, shall cause its Affiliates and Subsidiaries and its and their respective officers, directors and employees not to, and shall (and shall cause each of its Affiliates and Subsidiaries to) direct and use reasonable best efforts to cause Green’s Representatives (other than Green’s and its Affiliates’ and Subsidiaries’ respective officers, directors and employees) not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly facilitate or knowingly encourage any Green Business Combination or any inquiries, offers or the making of any proposal with respect to, or that could reasonably be expected to lead to, any Green Business Combination, (ii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to effect, any Green Business Combination or that would reasonably be expected to cause Green to abandon, terminate or fail to consummate the Transactions, (iii) enter into, initiate, continue, engage in or otherwise participate in any way in any discussions or negotiations regarding, or that could reasonably be expected to lead to, any Green Business Combination, or (iv) agree or propose to do any of the foregoing. As used herein, “Green Business Combination” shall mean (x) any acquisition or purchase, in a single transaction or a series of transactions of all or any material part of the Green Companies (regardless of whether such acquisition or purchase is by means of a sale of assets or a sale of Equity Securities of one or more of the Green Companies or their Subsidiaries), other than the Transactions or (y) any acquisition, purchase or corporate reorganization by the Green Companies or their Affiliates that could reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger. Any act or omission by an Affiliate of Green that would be a violation of this Section 6.2 if taken by Green shall be a breach by Green of this Section 6.2.

Section 6.3 Preparation of the Proxy Statement and Form S-4; Provision of Green Financial Statements; Shareholder Meetings.

(a) As promptly as practicable after the date of this Agreement and in any event within one hundred (100) days of the date of this Agreement, Green shall prepare, and Green shall file with the SEC, a registration statement on Form S-4 to register the offer and sale of the shares of Green Common Stock pursuant to the Merger (together with any supplements or amendments thereto, the “Form S-4”). The Form S-4 will include a proxy statement prepared by Blue and provided for inclusion in the Form S-4 not later than 30 days after the date of this Agreement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the meeting of Blue’s shareholders to be held for the purpose of obtaining the

Shareholder Approval (such meeting, the “Shareholder Meeting”) in accordance and in compliance with the Exchange Act and the rules and regulations thereunder. Each Party shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after the filing of the Form S-4, and promptly thereafter mail the Proxy Statement to Blue’s shareholders. Each of Green and Blue shall also use their respective reasonable best efforts to satisfy prior to the effective date of the Form S-4 all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and the other Transactions. Each of Green and Blue shall promptly supply to the other in writing, for inclusion in the Proxy Statement and Form S-4, all information concerning its respective business required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement and Form S-4; provided that neither Party shall use any such information for any other purpose if doing so would violate or cause the violation of applicable securities Laws. Each of Green and Blue shall furnish all information concerning itself as may reasonably be required in connection with such actions and the preparation of the Form S-4. Each Party agrees to correct promptly any information provided by it for use in the Form S-4 and Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Each of Green and Blue shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information related to the Proxy Statement or Form S-4 and will promptly supply the other Party with copies of all correspondence between it and its Affiliates or their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Form S-4 or the Transactions. Prior to filing or mailing the Proxy Statement or Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Green and Blue shall liaise and cooperate with the other Party and provide it with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. If at any time prior to the Shareholder Meeting (in the case of the Proxy Statement) or the Closing (in the case of the Form S-4), any information relating to any Party or any of its respective Affiliates, directors or officers, should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement or Form S-4, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and disseminated to the shareholders of Blue to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement or Form S-4 has been included therein by Blue and Green, if applicable, and the Form S-4 has been declared effective, Blue shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its shareholders of record, as of the record date established by the Blue Board pursuant to Section 6.3(b) and set forth in the Proxy Statement.

(b) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement and declared the Form S-4 effective, unless the Blue Board has effected an Adverse Recommendation Change, Blue shall take all action in accordance with the federal securities Laws, the Act, and Blue’s Charter Documents necessary to establish a record date for, duly call, give notice of, convene and hold the Shareholder Meeting as soon as reasonably practical for purposes of seeking the Shareholder Approval and to solicit proxies pursuant to the Proxy Statement in connection therewith. Blue may adjourn or postpone, and at the request of Green shall adjourn or postpone, the Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Law to be disseminated to its shareholders, or (ii) if there are insufficient shares of Blue Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting; provided, that any adjournment or postponement at the request of Green shall be for not more than fifteen (15) days in the aggregate. Blue shall, through the Blue Board, make the Board Recommendation to Blue’s shareholders and the Board Recommendation shall be set forth in the Proxy Statement, except, in each case, to the extent that the Blue Board shall have made an Adverse Recommendation Change as permitted by Section 6.1(d) or Section 6.1(e).

Section 6.4 Conduct of Green Business Pending Closing.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.4(a) of the Green Disclosure Schedule, or (iii) as approved by Blue (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Green shall, and shall cause each of its Subsidiaries to, and Green shall exercise (and shall cause its Subsidiaries to exercise) any available rights with respect to any of its Joint Venture to cause each such Joint Venture to, (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practice, to keep available the services of its current officers, key employees and consultants, and preserve its current relationships with customers, suppliers and other Persons with whom it has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.4(b) of the Green Disclosure Schedule, or (iii) as approved in writing by Blue (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Green shall not, and shall cause its Subsidiaries not to, do any of the following, and shall exercise (and shall cause its Subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Ventures not to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under this Section 6.4):

(i) amend its Charter Documents except to conform to Exhibit B;

(ii) issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to the issue, sale pledge, disposition of, grant, delivery, transfer, or encumbrance of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Equity Securities;

(iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Equity Securities;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities, or make any other actual, constructive or deemed distribution in respect of its Equity Securities, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of Green to Green or one of its wholly-owned Subsidiaries;

(v) enter into any agreement with respect to the voting of its capital stock;

(vi) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $200,000,000 in the aggregate; provided that any debt so incurred must be voluntarily pre-payable without material premium, penalties or any other material costs, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of this Agreement, (2) loans or advances between Green and any of its direct or indirect Subsidiaries, or between any of its direct or indirect Subsidiaries and (3) any refinancing of long-term or short-term debt of Green or any of its Subsidiaries existing as of the date of this Agreement, provided that if such refinancing is completed prior to maturity, it shall be (i) on substantially similar terms or terms that are more favorable to Green or such Subsidiaries and (ii) for the same or lesser principal amount, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $40,000,000 in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of Green, (C) make any loans, advances or capital contributions to or investments in any other Person (other than Green or any of its direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of Green or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(viii) authorize or make capital expenditures which are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Green capital expenditure budget for the period indicated as set forth in Section 6.4(b)(viii) of the Green Disclosure Schedule for the items previously budgeted except for (A) capital expenditures (1) to repair damage resulting from insured casualty events or (2) to make emergency repairs or investments required to maintain the safety and reliability of its assets or the continuity of its service in accordance with good utility practices or (B) capital expenditures in response to weather conditions or other emergencies;

(ix) settle any pending or threatened legal proceeding if such settlement exceeds $10,000,000 individually or $60,000,000 in the aggregate, except that (A) the foregoing shall not restrict Green’s ability to enter into settlements (1) in the ordinary course of business consistent with past practice or (2) in respect of any regulatory proceedings (including appeals) that would not reasonably be expected to have a Green Material Adverse Effect and (B) any amount that is reflected or reserved against in the Green Financial Statements in respect of such legal proceeding, or that is offset by insurance proceeds received in respect of such legal proceeding, shall in each case not be counted towards the $10,000,000 or $60,000,000 limitations set forth above;

(x) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it or any annual Tax accounting period;

(xi) except as may be required as a result of a change in applicable Law or in GAAP, other than in the ordinary course of business consistent with past practice, (A) make, revoke, change or rescind any material Tax election, (B) file or amend any income or other material Tax Return or claim for refund except to the extent otherwise required by Law, or (C) (1) enter into any closing agreement affecting any material Tax liability or refund or (2) settle or compromise any material Tax liability or refund;

(xii) take, or omit to take, any action that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xiii) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof in excess of $20,000,000 individually or $60,000,000 in the aggregate, or (B) sell, transfer, lease, license or otherwise dispose of any of its properties or assets, which are material to the Green Parties, taken as a whole;

(xiv) other than in the ordinary course of business consistent with past practice, enter into any Contract for the lease or purchase of real property or modify the terms of any lease or sublease for Material Leased Real Property (each, a “Real Property Lease”) of Green or any of its Subsidiaries;

(xv) fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;

(xvi) other than as required by any Governmental Authority or in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect any Green Material Contract;

(xvii) enter into, amend, extend, renew or modify any Contract or transaction to which Green or any of its Subsidiaries or Joint Ventures, on the one hand, and Green Parent or any of its Subsidiaries or Joint Ventures (other than Green or any of its Subsidiaries or Joint Ventures), on the other hand, are parties, on other than an arm’s length basis; or

(xviii) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.4(b).

(c) Prior to making any written or oral communications to the directors, officers or employees of Blue or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Green shall provide Blue with a copy of the intended communication, Blue shall have a reasonable period of time to review and comment on the communication, and Green shall consider any such comments in good faith.

(d) Notwithstanding the foregoing, nothing in this Agreement is intended to give Blue, directly or indirectly, the right to control or direct the business or operations of any Green Party at any time prior to the Effective Time. Prior to the Effective Time, the Green Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own businesses and operations.

Section 6.5 Conduct of Blue Business Pending Closing.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.5(a) of the Blue Disclosure Schedule, or (iii) as approved by Green (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Blue shall, and shall cause each of its Subsidiaries to, and Blue shall exercise (and shall cause its Subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture to, (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practice, to keep available the services of its current officers, key employees and consultants, and preserve its current relationships with customers, suppliers and other Persons with whom it has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.5(b) of the Blue Disclosure Schedule, or (iii) as approved in writing by Green (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Blue shall not, and shall cause its Subsidiaries not to, do any of the following and shall exercise (and shall cause its Subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture not to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under this Section 6.5):

(i) amend its Charter Documents;

(ii) issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to the issue, sale pledge, disposition of, grant, delivery, transfer, or encumbrance of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Equity Securities;

(iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Equity Securities;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities, or make any other actual, constructive or deemed distribution in respect of its Equity Securities, except for (A) cash dividends made by any direct or indirect wholly-owned Subsidiary of Blue to Blue or one of its wholly-owned Subsidiaries and (B) regular quarterly dividends in the same amounts as the regular quarterly dividends paid in 2014 and with record dates and payment dates consistent with the record date and payment date for each quarterly period ended December 31, 2014;

(v) enter into any agreement with respect to the voting of its capital stock;

(vi) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $50,000,000 in the aggregate; provided that any debt so incurred must be voluntarily pre-payable without material premium, penalties or any other material costs, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of this Agreement, (2) loans or advances between Blue and any of its direct or indirect Subsidiaries, or between any of its direct or indirect Subsidiaries and (3) any refinancing of long-term or short-term debt of Blue or any of its Subsidiaries existing as of the date of this Agreement, provided that if such refinancing is completed prior to maturity, it shall be (i) on substantially similar terms or terms that are more favorable to Blue or such Subsidiaries, (ii) for the same or lesser principal amount and (iii) prepayable by Blue or such Subsidiaries without a premium or penalty amount greater than the premium or penalty associated with the debt that is being refinanced, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $10,000,000 in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of Blue, (C) make any loans, advances or capital contributions to or investments in any other Person (other than Blue or any of its direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of Blue or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(viii) authorize or make capital expenditures which are, in the aggregate, greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Blue’s capital expenditure budget for the period indicated as set forth in Section 6.5(b)(viii) of the Blue Disclosure Schedule for the items previously budgeted except for (A) capital expenditures (1) to repair damage resulting from insured casualty events or (2) to make emergency repairs or investments required to maintain the safety and reliability of its assets or the continuity of its service in accordance with good utility practices or (B) capital expenditures in response to weather conditions or other emergencies;

(ix) (A) increase in any respect the compensation, bonus or fringe benefits of any director, officer or employee of Blue or any of its Subsidiaries, other than (1) as required by any collective bargaining agreement or Blue Employee Benefit Plan or applicable Law, (2) increases in salaries, wages and bonuses of any director, officer or employee made in the ordinary course of business consistent with past practice, and (3) changes made in the ordinary course of business consistent with past practice to group employee benefit plans that do not discriminate in favor of executive level employees, or (B) enter into, adopt, renew or amend any Blue Employee Benefit Plan (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee compensation or benefits contingent, or the terms of which are materially altered, upon or in connection with the Merger;

(x) other than as required by Law or any collective bargaining agreement or pursuant to any Blue Employee Benefit Plan in existence on the date hereof or entered into after the date hereof to the extent expressly permitted by the terms of this Agreement, (A) pay any benefit not provided for under any Blue Employee Benefit Plan, except for payments and benefits provided to non-executive level employees in the ordinary course of business consistent with past practice, (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Blue Employee Benefit Plan, (C) except in the ordinary course of business consistent with past practice with respect to non-

executive level employees, exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Blue Employee Benefit Plan, (D) enter into or adopt any new employee benefit plan or arrangement or amend, modify or terminate (except as may be required (i) to avoid the imposition of any tax or penalty under Section 409A of the Code or (ii) by applicable Tax qualification requirements) any existing Blue Employee Benefit Plan, except in the case of this clause (D) in the ordinary course of business consistent with past practice with respect to employee benefit plans that either do not apply to executive level employees or that are broad based group benefit plans that do not discriminate in favor of executive level employees, (E) enter into or amend collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable Law, in each case in a manner inconsistent with past practice to the extent permitted by Law (F) grant the right to receive any severance, termination or retention pay, or increases therein, except for severance or termination pay that may be agreed to be provided in the ordinary course of business consistent with past practice to terminating employees who are not executive level employees in exchange for a release of claims or (G) pay any benefit or grant, amend or modify any award, including in respect of stock options or other equity-related award, in each case described in subclauses (A) through (G) above for the benefit of any current or former director, officer or employee of Blue or any of its Subsidiaries;

(xi) settle any pending or threatened legal proceeding if such settlement exceeds $2,500,000 individually or $15,000,000 in the aggregate, except that (A) the foregoing shall not restrict Blue’s ability to enter into settlements (1) in the ordinary course of business consistent with past practice or (2) in respect of any regulatory proceedings (including appeals) that would not reasonably be expected to have a Blue Material Adverse Effect and (B) any amount that is reflected or reserved against in the Blue Financial Statements in respect of such legal proceeding, or that is offset by insurance proceeds received in respect of such legal proceeding, shall in each case not be counted towards the $2,500,000 or $15,000,000 limitations set forth above;

(xii) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it or any annual Tax accounting period;

(xiii) except as may be required as a result of a change in applicable Law or in GAAP, other than in the ordinary course of business consistent with past practice, (A) make, revoke, change or rescind any material Tax election, (B) file or amend any income or other material Tax Return or claim for refund except to the extent otherwise required by Law, or (C) (1) enter into any closing agreement affecting any material Tax liability or refund or (2) settle or compromise any material Tax liability or refund;

(xiv) take, or omit to take, any action that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xv) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof in excess of $5,000,000 individually or $15,000,000 in the aggregate, or (B) sell, transfer, lease, license or otherwise dispose of any of its properties or assets, which are material to the Blue Parties, taken as a whole;

(xvi) other than in the ordinary course of business consistent with past practice, enter into any Contract for the lease or purchase of real property or modify the terms of any Real Property Lease of Blue or any of its Subsidiaries;

(xvii) fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;

(xviii) other than (A) as required by any Governmental Authority, (B) Contracts implementing any requirement of Law or the outcome of any regulatory proceeding or (C) in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect any Blue Material Contract; or

(xix) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.5(b).

(c) Prior to making any written or oral communications to the directors, officers or employees of Blue or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Blue shall provide Green with a copy of the intended communication, Green shall have a reasonable period of time to review and comment on the communication, and Blue shall consider any such comments in good faith.

(d) Notwithstanding the foregoing, nothing in this Agreement is intended to give Green, directly or indirectly, the right to control or direct the business or operations of the Blue Parties at any time prior to the Effective Time. Prior to the Effective Time, the Blue Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own businesses and operations.

Section 6.6 Employee Benefits.

(a) Green agrees that each employee of Blue or its Subsidiaries at the Effective Time shall, as of the Effective Time, be an employee of Green or its Subsidiaries and each such employee who continues to remain employed with Green or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (and for so long as such Continuing Employee remains employed with Green or its Subsidiaries), be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by Blue and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus and long-term incentive opportunities that are no less favorable in the aggregate than the target annual cash bonus and long-term incentive opportunities provided by Blue and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time (it being understood that long-term incentive opportunities need not be provided in the form of equity or equity-based grants), (3) defined contribution retirement, pension and vacation and other welfare benefits that are no less favorable in the aggregate than those provided by Blue and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than the severance benefits provided by Blue and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time, subject in each case to the execution by a severed employee of a standard release of claims; provided, however, that the requirements of clauses (1) through (4) of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Green shall, or shall cause the Surviving Corporation or another of Green’s Affiliates to, (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Green or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with Blue and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Green benefit plan that corresponds to or replaces a Blue Employee Benefit Plan in which such Continuing Employee participated prior to the Effective Time, as if such service had been performed with Green and its Subsidiaries, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Green shall, or shall cause the Surviving Corporation or another of Green’s Affiliates to, honor all employee benefit obligations to current and former employees under the Blue Employee Benefit Plans, in each case subject to the terms and conditions of such plans as they may be amended, modified or terminated from time to time in accordance with their terms, provided, however, for the avoidance of doubt, that no such amendments, modifications or terminations shall reduce or otherwise impact Green’s obligations pursuant to Section 6.6(a) hereof.

(d) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Blue Employee Benefit Plan, (2) prevent Green, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (3) prevent Green, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of Blue or Green or any of their respective Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of Blue and its Subsidiaries by Blue or any Continuing Employee by Green, the Surviving Corporation or any of their Affiliates or under any benefit plan which Green, the Surviving Corporation or any of their Affiliates may maintain.

Section 6.7 Notification. Between the date of this Agreement and the Closing, each of Green and Blue shall promptly notify the other Party if such Party becomes aware of any event, fact or circumstance that would make the satisfaction of the conditions in Article VIII impossible or unlikely. This Section 6.7 and any notification provided pursuant hereto shall not modify or limit in any way the Parties rights or remedies under Article IV, Article V, Article VIII or Article IX.

Section 6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Blue shall afford Green and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of Blue and Green shall afford Blue and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the books and records and personnel of Green; provided, however, that the Party providing access may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires such Party to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege other privilege applicable to such documents or information (in which event the Parties shall negotiate in good faith to seek alternative means to disclose such information as nearly as possible without affecting such attorney-client or such other privilege, including entry into a joint defense agreement), or (iii) access to a Contract to which such Party or any of its Subsidiaries is a Party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided, further, that such access shall be under the supervision of the designated personnel or representatives of the Party providing access (provided that no such supervision shall restrict or limit the scope and extent of rights of a Party pursuant to this Section 6.8); provided, further, that, to the extent practicable, all requests for information made pursuant to this Section 6.8 shall be directed to such Person or Persons as may be designated by the Party providing access, and the Party seeking access shall use its commercially reasonable efforts not to directly contact any other officer, director, employee, agent or representative of the Party providing access without the prior approval of such designated Person(s); and provided further, that no information or knowledge obtained by the Party requesting access in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Party providing access set forth in this Agreement or otherwise impair the rights and remedies available to the Party requesting access hereunder. In the event that a Party does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to the Party requesting access in a way that would not violate the applicable Law or Contract or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Party providing access or any of its Subsidiaries or create a risk of damage or destruction to any property or assets of such Party or any of its Subsidiaries. Any access to the properties of the Party providing access or any of its Subsidiaries shall be subject to such Party’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the such Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by any Party or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. The Party providing access shall reimburse the Party seeking access promptly for any reasonable out-of-pocket expenses incurred by the Party seeking access in complying with any request by or on behalf of the Party seeking access in connection with this Section 6.8.

Section 6.9 Regulatory Approvals; Reasonable Best Efforts.

(a) Regulatory Approvals. Each Party shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) obtain all approvals and authorizations of all Governmental Authorities necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including the Blue Required Statutory Approvals and the Green Required Statutory Approvals, (ii) make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Reasonable Best Efforts. In furtherance of the obligations set forth in Section 6.9(a), each of Green and Blue agrees that it will use its reasonable best efforts to take (and to cause its Subsidiaries and Affiliates to take) promptly any and all steps reasonably necessary, proper or advisable to obtain all approvals and authorizations of all Governmental Authorities necessary or advisable to consummate and make effective the Merger and the other Transactions, including the Blue Required Statutory Approvals and Green Required Statutory Approvals so as to enable the Parties to close the Transactions as promptly as reasonably practicable, including, if necessary, by proposing, negotiating, committing to and implementing, by way of operational restriction, consent decree, hold separate order, divestiture, undertaking or otherwise, all terms, conditions, liabilities, obligations, commitments, sanctions or undertakings in respect of Blue, Green and their respective Affiliates; provided that neither Blue nor any of its Subsidiaries shall agree to, or accept, any additional or different undertakings, agreements, commitments or conditions in connection with the Transactions pursuant to any settlement, negotiation, litigated proceeding or otherwise with any Person with respect to obtaining the Blue Required Statutory Approvals and/or the Green Required Statutory Approvals or any other approvals or authorizations described in the foregoing sentence without the prior written consent of Green. Without limiting the generality of the preceding sentences and subject thereto, Green and Blue shall file as promptly as practicable a joint voluntary notice in respect of the transactions contemplated hereby under Exon-Florio. Notwithstanding the obligations set forth in Section 6.9(a) and this Section 6.9(b): (1) Green and Blue shall not be required, in connection with obtaining any Blue Required Statutory Approvals or Green Required Statutory Approvals, to agree or consent to or accept any terms, conditions, liabilities, obligations, commitments, sanctions or undertakings as a condition to obtaining the Blue Required Statutory Approvals and the Green Required Statutory Approvals that, individually or in the aggregate, and taking into account any positive effects, would have, or be reasonably likely to have, a material and adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of a business that is 150% the size of, but otherwise identical to, Blue and its Subsidiaries, taken as a whole (a “Burdensome Effect”). Nothing in Section 6.9(a) or this Section 6.9(b) shall obligate Green or Blue or any of their respective Subsidiaries to take any action or agree to any commitment that is not conditioned on the Closing.

(c) Notwithstanding anything to the contrary in this Agreement, no Party, directly or indirectly through one or more of its Affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent, materially impair or materially delay the ability of the Parties to consummate the Merger and the other Transactions. Any act or omission by an Affiliate of Green or Blue that would be a violation of this Section 6.9(c) if taken by Green or Blue shall be a breach of this Section 6.9(c) by Green or Blue, respectively.

(d) Unless prohibited by applicable Law or by the applicable Governmental Authority, (i) to the extent reasonably practicable, neither Green nor Blue shall participate in or attend any meeting, or engage in any substantive discussion with any Governmental Authority (including any member of any Governmental Authority’s staff) in respect of this Agreement, the Merger or the other Transactions (including with respect to any of the actions referred to in Section 6.9(a) or, Section 6.9(b)) without providing prior notice of any such meeting or discussion to the other, (ii) in the event a Party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such discussion, the other Party shall keep such Party reasonably and promptly apprised with respect thereto, (iii) the Parties shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, and (iv) to the extent reasonably practicable, each Party shall provide the other Party copies of all correspondence, filings and communications between it and its Subsidiaries and Affiliates and their respective representatives, on the one hand, and any Governmental Authority (including any member of any Governmental Authority’s staff), on the other hand, with respect to this Agreement, the Merger or the other Transactions; provided that neither Party shall not be under an obligation to disclose confidential information with respect to its Affiliates to the other Party.

Section 6.10 State Anti-Takeover Statutes. Without limiting anything contain in this Agreement, each of Blue and Green shall (i) take all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the other Transactions, take all action within its power to ensure that the Merger and the other Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

Section 6.11 Public Announcements. The mutual announcement of the Agreement and the Transactions shall be as agreed by Blue and Green and substantially in the form attached as Exhibit A to this Agreement. Green and Blue will consult with each other before issuing, and will provide each other reasonable opportunity to review, comment upon and concur with, any other press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such written public statement prior obtaining the other Party’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), except (a) as the Parties or their respective Affiliates may be required, at the advice of counsel, to do by applicable Law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party will, to the extent practicable, promptly inform the other Parties in writing in advance of such compelled disclosure), (b) with respect to any Adverse Recommendation Change, and (c) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or otherwise in a manner consistent with this Section 6.11; provided, that, in each such case, to the extent practicable, the Party intending to make such release shall use its reasonable best efforts consistent with applicable Law to consult with the other Party in advance of such release with respect to the text thereof.

Section 6.12 Listing Application. Green shall prepare and submit to the NYSE a listing application covering the Green Common Stock to be issued pursuant to this Agreement. Each of Green and Blue shall furnish all information concerning itself as may reasonably be required in connection with such actions and the preparation of the listing application; provided, that neither Party shall use any such information for any other purpose without the prior written consent of the other Party or if doing so would violate or cause a violation of United States other applicable securities Laws. Green shall use its reasonable best efforts to cause the Green Common Stock to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Directors and Officers.

(a) From and after the Effective Time, each of Green and the Surviving Corporation agrees that all rights to indemnification and exculpation now existing in favor of any current or former director or officer, or individuals performing equivalent functions, of Blue or any of its Subsidiaries with respect to their activities as such prior to the Closing Date, as provided in Blue’s Charter Documents in effect on the date of this Agreement and under Connecticut law, shall survive the Closing and each of Green and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of

Blue or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Blue would have been permitted under the Laws of the State of Connecticut and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Green or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Laws of the State of Connecticut and Blue’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Prior to the Effective Time, Blue shall and, if Blue is unable to, Green shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Blue’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Blue’s policies existing on the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall Blue or Green expend for such policies a premium amount in excess of 250% of the annual premiums currently paid by Blue for such insurance. If Blue and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Green shall cause the Surviving Corporation to, maintain in effect for a period of not less than six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in Blue’s policies existing as of the date of this Agreement, or the Surviving Corporation shall, and Green shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in Blue’s policies existing as of the date of this Agreement; provided, however, that in no event shall Green or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by Blue for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Green or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Green or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators.

(e) The rights of the Indemnified Parties under this Section 6.13 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of Blue or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.14 Further Assistance.

(a) From and after the date of this Agreement until the Closing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement, to fulfill and satisfy each condition within the control of such Party and to consummate and make effective the Transactions. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).

(b) As promptly as practicable after the date of this Agreement, Green and Blue shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of Green and Blue. The activities of the Transition Committee shall include the development of regulatory plans and proposals, the facilitation of the transfer of information between the parties and other matters as the Transition Committee deems appropriate. At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement as provided in Article IX), there shall be two (2) representatives of Green on the Transition Committee that shall be designated by Green as the primary contact person for Blue at Green (the “Green Contact”) and two (2) representatives of Blue on the Transition Committee that shall be designated by Blue as the primary contact person for Green at Blue (the “Blue Contact”). In the event that either Green or Blue elects to request that the other consent to any action or matter involving such Party or any of its Subsidiaries or Joint Ventures as is contemplated by Section 6.4 or Section 6.5, as applicable, the Parties shall make all such requests to the Green Contacts or the Blue Contacts, as applicable, and each Party agrees that it will use its reasonable best efforts to cause its respective contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Green Contacts shall initially be Ignacio Estella and Juan Romero (and may be changed by Green from time to time by written notice from Green to Blue) and the Blue Contacts shall initially be Richard Nicholas and Linda Randell (and may be changed by Blue from time to time by written notice from Blue to Green).

Section 6.15 Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other Transactions is brought, or to Blue’s Knowledge, threatened, against Blue and/or the members of the Blue Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), Blue shall promptly notify Green of any such Transaction Litigation and shall give Green the opportunity to participate in the defense or settlement thereof. Blue shall not settle any Transaction Litigation without Green’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except if such Transaction Litigation is settled solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of the date of this Agreement).

Section 6.16 Confidentiality Agreement. The Confidentiality Agreement shall continue and remain in full force and effect until the Closing, upon which such agreement shall expire. In the event that this Agreement is terminated pursuant to the terms hereof prior to the Closing, (a) the restrictions provided for in Section 6 of the Confidentiality Agreement shall remain in effect until November 19, 2016, and (b) the other obligations and provisions of the Confidentiality Agreement shall remain in effect for two (2) years from the date of such termination.

Section 6.17 Agreements Concerning Green and Merger Sub.

(a) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity or assume any liability of any nature except for activities or liabilities related to or in furtherance of this Agreement or the Transactions.

(b) Green hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable within its power to ensure such performance and discharge by Merger Sub hereunder. Green shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

(c) Prior to the Closing Green shall issue additional shares of Green Common Stock to Green Parent, such that immediately after the Closing, after giving effect to the Merger and the other Transactions, Green Parent shall own an aggregate number of shares of Green Common Stock equal to 81.50% of all issued and outstanding shares of Green Common Stock.

(d) Prior to the Closing, Green shall amend its Charter Documents so that from and after the Closing they conform with Exhibit B.

(e) Prior to the Closing, Green shall enter into a shared services agreement with Green Parent or one or more of its Affiliates regarding the provision of various corporate and other shared services to Green and its Subsidiaries on arm’s length basis and on financial and other material terms no less favorable to Green than applicable agreements or arrangements in respect of such corporate or other shared services existing as of the date of this Agreement and at costs no greater than those incurred and reflected in the Green Financial Statements, as applicable (the “Shared Services Agreement”), it being understood and agreed, for the avoidance of doubt, that such costs are subject to ordinary course, market adjustments made on an arm’s length basis. Prior to entering into such Shared Services Agreement, Green shall obtain the approval of a committee comprised solely of its independent directors for such services agreement and Green and such committee shall consult with Blue regarding the scope, nature and terms of the services to be provided thereunder.

(f) Prior to the Closing, Blue and Green shall negotiate in good faith and Green will enter into a stockholder agreement with Green Parent containing the terms set forth on Exhibit C hereto and such other terms as agreed by Blue, Green and Green Parent not inconsistent with those set forth on Exhibit C hereto.

Section 6.18 Section 16 Matters. The Blue Board and the board of directors of Green shall, prior to the Effective Time, each adopt resolutions consistent with the interpretive guidelines of the SEC pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt for the purposes of Section 16 of the Exchange Act (i) the conversion of Blue Common Stock into Green Common Stock, (ii) the conversion of Blue Stock Awards set forth in Section 2.4 and (iii) the acquisition of Green Common Stock pursuant to the terms of this Agreement by officers and directors of Blue subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of Blue who may become an officer or director of Green subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Green and Blue shall provide to counsel for the other Party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and each Party shall provide the other Party with such information as shall be reasonably necessary for the board of directors of such Party to set forth the information required in the resolutions of such board of directors.

Section 6.19 Governance; Charitable and Community Support.

(a) Green shall offer, and take actions necessary to cause, Blue’s current Chief Executive Officer and at least two of Blue’s directors immediately prior to the Effective Time to serve on the board of Green as of the Effective Time and Blue’s current Chief Executive Officer to be elected the Chief Executive Officer of Green as of the Effective Time.

(b) During the four (4)-year period immediately following the Effective Time, Green shall provide, directly or indirectly, charitable contributions and traditional local community support within the service areas of Blue and each of its Subsidiaries that are utilities at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by Blue and such Subsidiaries within their service areas within the four (4)-year period immediately prior to the date of this Agreement.

Section 6.20 Dividends. After the date of this Agreement, if Blue has not yet declared a record date in the fiscal quarter of the Closing in respect of a dividend with respect to shares of Blue Common Stock, Green shall declare the record date in respect of such dividend for shares of Green Common Stock in such quarter at the same time that Blue has historically declared such dividend for such applicable quarter.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Nonsurvival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall not survive beyond the Effective Time and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Effective Time, on the part of any Party, its Affiliates or any of their respective partners, members, officers, directors, agents or Representatives, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 7.2 No Other Representations. EACH PARTY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR ARTICLE V (AS MODIFIED BY THE BLUE DISCLOSURE SCHEDULE OR THE GREEN DISCLOSURE SCHEDULE, AS APPLICABLE), NONE OF THE PARTIES OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BLUE, GREEN OR THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS. EACH PARTY HEREBY DISCLAIMS, AND SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE DISCLAIMER OF, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY A PARTY OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY PARTY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OF THEM). EACH PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE PARTIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION. IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NO PARTY MAKES, NOR HAS MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO THE OTHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES. EACH PARTY HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST THE OTHER, ITS STOCKHOLDERS, AFFILIATES OR ANY OFFICER, DIRECTOR, MANAGER, MEMBER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ANY OF THE FOREGOING AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED

AGAINST ANY OF THEM, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, AND ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER) AND THE TRANSACTIONS, WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN LAW OR OTHERWISE (INCLUDING ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver by Blue and Green at or prior to the Closing of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any Governmental Authority of competent jurisdiction preventing consummation of the Merger, or (ii) applicable Law prohibiting, materially restraining or making illegal the consummation of the Merger (collectively, “Restraints”) shall be in effect.

(c) Statutory Approvals. The Blue Required Statutory Approvals identified in clauses (A), (F), (G) and (H) of the definition thereof and the Green Required Statutory Approvals identified in clauses (A), (F), (G) and (H) of the definition thereof shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders.

(d) Exon-Florio. Review by CFIUS shall have been concluded, and the President of the United States of America shall not have taken action to block or prevent the consummation of the Transactions and no requirements or conditions to mitigate any national security concerns shall have been imposed.

(e) Effectiveness of Form S-4; Listing of Green Common Stock on the NYSE.

(i) The Form S-4 filed with the SEC by Green in connection with the offer of the Green Common Stock to be delivered as consideration pursuant to the Merger shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect; and

(ii) The Green Common Stock shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Green and Merger Sub. The obligation of Green and Merger Sub to effect the Merger is further subject to satisfaction (or waiver, in whole or in part, by Green and Merger Sub) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Blue set forth in this Agreement (other than the representations and warranties contained in Section 4.1, Section 5.1(a) through Section 5.1(c), Section 5.1(f) and Section 5.2, provided that, with respect to Section 5.1(b), Section 5.1(c) and Section 5.1(f), this parenthetical shall apply solely to the extent such representations and warranties relate to Blue and not any of its Subsidiaries) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to “materiality”, “Material Adverse Effect” or “Blue Material Adverse Effect”) that has not had, individually or in the aggregate, a Blue Material Adverse Effect.

(ii) The representations and warranties of Blue contained in Section 4.1, Section 5.1(a) through Section 5.1(c), Section 5.1(f) and Section 5.2 (provided that, with respect to Section 5.1(b), Section 5.1(c) and Section 5.1(f), this Section 8.2(a)(ii) shall apply solely to the extent such representations and warranties relate to Blue and not any of its Subsidiaries) shall be true and correct in all respects (except de minimis errors) as of the date of this Agreement and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b) Performance of Obligations of Blue. Blue shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Blue Material Adverse Effect. There shall not have occurred after the date of this Agreement a Blue Material Adverse Effect.

(d) Closing Certificates. Green shall have received a certificate signed by an executive officer of Blue, dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Burdensome Effect. The Final Orders granting the Blue Required Statutory Approvals identified in clauses (A), (F), (G) and (H) of the definition thereof and the Green Required Statutory Approvals identified in clauses (A), (F), (G) and (H) in the definition thereof shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a Burdensome Effect.

(f) Tax Opinion. Green shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP will be entitled to receive and rely upon customary certificates and representations of officers of Green and Blue.

Section 8.3 Conditions to Obligations of Blue. The obligation Blue to effect the Merger is further subject to satisfaction or waiver by Blue of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Green set forth in this Agreement (other than the representations and warranties contained in Section 4.1, Section 5.8 and Section 5.9 shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to “materiality”, “Material Adverse Effect” or “Green Material Adverse Effect”) that has not had, individually or in the aggregate, a Green Material Adverse Effect.

(ii) The representations and warranties of Green contained in Section 4.1, Section 5.8 and Section 5.9 shall be true and correct in all respects (except de minimis errors) as of the date of this Agreement and as of the Closing (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b) Performance of Obligations of Green and Merger Sub. Each of Green and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Green Material Adverse Effect. There shall not have occurred after the date of this Agreement a Green Material Adverse Effect.

(d) Closing Certificates. Blue shall have received a certificate signed by an executive officer of Green, dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a), and Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Burdensome Effect. The Final Orders granting the Blue Required Statutory Approvals identified in clauses (A), (F), (G) and (H) of the definition thereof and the Green Required Statutory Approvals identified in clauses (A), (F), (G) and (H) in the definition thereof shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a Burdensome Effect.

(f) Tax Opinion. Blue shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Blue and Green.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Shareholder Approval, this Agreement may be terminated and the Merger and the other Transactions abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Green and Blue;

(b) by either Green or Blue in the event (i) any Governmental Authority has denied either a Blue Required Statutory Approval or Green Required Statutory Approval and such denial has become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, or (ii) any Law or Final Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall no longer be subject to rehearings or appeals; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Final Order;

(c) by either Green or Blue in the event that the Merger shall not have been consummated by December 31, 2015 (the “Outside Date”), if the failure to consummate the Transactions on or before the Outside Date is not caused by any breach of this Agreement by the Party electing to terminate this Agreement pursuant to this Section 9.1(c); provided, that the Outside Date may be extended at the election of either Green or Blue by up to two (2) successive three (3)-month periods if (i) the conditions to the Closing set forth in Section 8.1(c) or Section 8.1(d) have not been satisfied, and (ii) all other conditions to the Closing set forth in Article VIII have been satisfied or are capable of being satisfied at the Closing; and provided further that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement.

(d) by Green in the event that the Blue Board has (i) failed (A) to make the Board Recommendation, (B) to include the Board Recommendation in the Proxy Statement, or (C) to publicly reaffirm the Board Recommendation within five (5) Business Days of receipt of a written request from Green during the period following the receipt by Blue of a bona fide Acquisition Proposal that has not been withdrawn and prior to the date on which Shareholder Approval is received (provided, that Green shall be entitled to make such a written request for reaffirmation only once with respect to each such Acquisition Proposal or material amendment thereto) or (ii) effected an Adverse Recommendation Change, whether or not permitted by the terms hereof;

(e) by Blue in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Green or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1 or Section 8.3, and which is not cured within forty five (45) days following written notice to Green or by its nature or timing cannot be cured within such time period (provided that Blue is not then in breach, in any material respect, of any of its material covenants or agreements contained in this Agreement);

(f) by Green in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Blue, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1 or Section 8.2, and which is not cured within forty five (45) days following written notice to Blue or by its nature or timing cannot be cured within such time period (provided that none of Green or Merger Sub is then in breach, in any material respect, of any of their respective material covenants or agreements contained in this Agreement);

(g) by either Green or Blue in the event that the Shareholder Approval is not obtained at the Shareholder Meeting where such matter was presented to such shareholders for approval and properly voted upon; or

(h) by Blue prior to obtaining the Shareholder Approval if Blue effects an Adverse Recommendation Change to accept an Acquisition Proposal in accordance with Section 6.1(d); provided, that Blue shall pay the Termination Fee pursuant to Section 10.1(d)(i) concurrently with such termination.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (a) the provisions of Article X, this Section 9.2 and Article XI shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching party from liability resulting from any knowing and intentional breach by that party of this Agreement.

ARTICLE X

FEES AND EXPENSES

Section 10.1 General.

(a) Except as provided in this Article X, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Parties hereto acknowledge that the agreements contained in Section 10.1(d) and Section 10.2 are an integral part of the Transactions, and that without these agreements, they would not enter into this Agreement; accordingly, if Blue fails to pay promptly any amount payable by it pursuant to Section 10.1(d) or Section 10.2, or if Green fails to pay promptly any amount payable by it pursuant to Section 10.2, as the case may be, then the Party failing to make such prompt payment shall pay the other Party cumulative interest on the amount of the payment due at the prime rate published in the Wall Street Journal plus three percent (3%) accruing daily from the date such payment was due under this Agreement until the date of payment.

(c) The payment by Blue of the Termination Fee payable pursuant to Section 10.1(d) (and any Expenses payable to Green pursuant to Section 10.2) shall be the sole and exclusive remedy of Green in the event of termination of this Agreement pursuant to the bases specified in Section 10.1(d) (other than with respect to termination of this Agreement pursuant to Section 9.1(f)). In the event of termination of this Agreement pursuant to Section 9.1(f) (including in the event of termination of this Agreement pursuant to one or more other bases in addition to Section 9.1(f)), Green may elect to receive the Termination Fee payable pursuant to Section 10.1(d) (and any Expenses payable to Green pursuant to Section 10.2) or pursue its remedies at law. On payment of the Termination Fee, Blue (and Blue’s Affiliates and its and their respective current, former or future directors, officers, employees, shareholders and Representatives) shall have no further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Termination Fee. Notwithstanding anything to the contrary in this Agreement, including Section 10.1 above, if:

(i) (x) Green terminates this Agreement pursuant to Section 9.1(d) or (y) Blue terminates this Agreement pursuant to Section 9.1(h), then, in each case, Blue shall pay to Green in same-day funds promptly upon delivery of the written notice of termination required by Section 9.1 an amount in cash equal to $75,000,000 (the “Termination Fee”); or

(ii) either Blue or Green terminates this Agreement pursuant to Section 9.1(b) or Section 9.1(c) (in each case, only if both (x) the condition set forth in Section 8.1(e)(i) was satisfied and remained satisfied to provide Blue with adequate time to hold a Shareholder Meeting prior to such termination and (y) the Shareholder Approval has not been obtained), Section 9.1(f) or Section 9.1(g), and, in any case, (A) prior to such termination, there has been an Acquisition Proposal, which Acquisition Proposal has not been publicly withdrawn at least ten (10) Business Days before the date of the Shareholder Meeting, and (B) within twelve (12) months of such termination Blue shall have consummated or entered into a definitive agreement to effect a transaction pursuant to an Acquisition Proposal (substituting, in each of (A) and (B), “50%” for “15%” in the definition of “Acquisition Proposal” and “Blue or any of its Significant Subsidiaries” for “Blue” in clauses (B), (C) and (D) of the definition of “Acquisition Proposal”), then Blue shall pay to Green the Termination Fee. Notwithstanding the foregoing, any Expenses previously paid by Blue to Green pursuant to Section 10.2 shall be credited toward, and offset against, the payment of the Termination Fee.

(e) If the Termination Fee is due under Section 10.1(d)(i), it will be paid by wire transfer of same-day immediately available funds (A) in the case of a termination by Blue pursuant to Section 9.1(h), on the date on which this Agreement is terminated, or (B) in the case of a termination by Green pursuant to Section 9.1(d), as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within one (1) Business Day thereof). If the Termination Fee is due under Section 10.1(d)(ii), it will be paid by wire transfer of same-day immediately available funds on the date of the earlier of the consummation of or the entry into a definitive agreement with respect to such Acquisition Proposal. In no event shall Blue be required to pay the Termination Fee more than once.

Section 10.2 Expenses. If this Agreement is terminated pursuant to (i) Section 9.1(f) or Section 9.1(g), then Blue shall, promptly, but in no event later than one (1) Business Day after the date of such termination and a written demand by Green therefor, or (ii) Section 9.1(e), then Green shall, promptly, but in no event later than one (1) Business Day after the date of such termination and a written demand by Blue, in either case, pay to the party making such demand, as applicable, all reasonable and documented out-of-pocket fees and expenses incurred by Green and its Affiliates or Blue and its Affiliate, as applicable, in connection with this Agreement or the Transactions (including with respect to obtaining financing), in an amount not to exceed $15,000,000 (provided that Green or Blue, as applicable, provides reasonable documentation therefor) (“Expenses”).

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Governing Law; Consent to Jurisdiction; Specific Performance.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the any choice or conflict of law principles or rules (whether of the State of New York or any other jurisdiction) that would mandate the application of the Laws of any jurisdiction other than the State of New York, except that any matter relating to (i) the fiduciary obligations of the Blue Board shall be governed by the Laws of the State of Connecticut, and (ii) the mechanics of the Merger shall be governed by the Act.

(b) Each Party agrees that all claims arising out of or in connection with this Agreement (including the exhibits and annexes hereto and the disclosure schedules delivered in connection herewith) shall be brought in New York state court sitting in New York County or, if such state court does not have subject matter jurisdiction, the federal court sitting in New York County, New York. In connection with any action or proceeding in any such court, each Party (i) consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 11.4 or in such other manner as permitted by Law,

(ii) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts, and (iii) irrevocably waives, to the fullest extent permitted by applicable Law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement in such court, any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court pursuant to this Section 11.1.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including the exhibits hereto and the disclosure schedules delivered in connection herewith) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. In connection with any request for specific performance or equitable relief by any Party, each of the other Parties waives any requirement for the security or posting of any bond in connection with such remedy.

(d) Each Party hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement or the transactions.

Section 11.2 Entire Agreement. This Agreement, including the exhibits, annexes and schedules hereto (and including the Confidentiality Agreement), constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Agreement, including the exhibits, annexes and schedules hereto may not be modified, amended, altered or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties.

Section 11.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. The failure of any Party to assert any rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 11.4 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 11.4; provided, however, that delivery by electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

if to Green or Merger Sub, to:

Iberdrola USA, Inc.

52 Farm View Drive

New Gloucester, Maine 04260

Telephone: 207-688-6363

Attention: R. Scott Mahoney, Vice President, General Counsel and Secretary

Email: Scott.mahoney@iberdrolausa.com

with a copy to (which shall not constitute notice):

Iberdrola, S.A.

Tomás Redondo 1

28033 Madrid, Spain

Telephone: +(34) 91 325 77 64

Attention: Manuel Toledano

Email: mtoledano@iberdrola.es

and with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention: David A. Kurzweil

Telephone: 212-906-1200

Email: david.kurzweil@lw.com

if to Blue, to:

UIL Holdings Corporation

157 Church Street

P.O. Box 1564

New Haven, CT 06506-0901

Attention: Richard Nicholas, Executive Vice President and Chief Financial

Officer, and Sigrid Kun, Vice President, Assistant General Counsel and Corporate

Secretary

Telephone: 203-499-0790 / 203-499-5858

Email: richard.nicholas@uinet.com

            sigrid.kun@uinet.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Joseph B. Frumkin

Telephone: 212-558-4000

Email: frumkinj@sullcrom.com

Section 11.5 Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Any unauthorized purported assignment without shall be void. Subject to the preceding two sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as expressly provided in Section 6.13, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.5. Subject to the provisions of Article IX, the Parties expressly acknowledge and agree that, prior to the Effective Time, each of Green and Blue shall have the right, on behalf of its respective stockholders, to pursue damages against the other Parties for losses in the event of any breach of this Agreement by such Parties.

Section 11.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction or invalid or unenforceable in any situation shall, as to that jurisdiction or to that situation, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction or in any other situation. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

UIL HOLDINGS CORPORATION, a Connecticut corporation

By:	/s/ James P. Torgerson
Name:	James P. Torgerson
Title:	President and Chief Executive Officer

IBERDROLA USA, INC., a New York corporation

By:	/s/ Robert Daniel Kump
Name:	Robert Daniel Kump
Title:	Chief Corporate Officer

By:	/s/ Pablo Canales Abaitua
Name:	Pablo Canales Abaitua
Title:	Chief Financial Officer

GREEN MERGER SUB, INC., a Connecticut corporation

By:	/s/ Ignacio Estella Rodilla
Name:	Ignacio Estella Rodilla
Title:	President

By:	/s/ Robert Scott Mahoney
Name:	Robert Scott Mahoney
Title:	General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Public Announcement

[see attached.]

[Exhibit A to Agreement and Plan of Merger]

Exhibit A

UIL Holdings Corporation

157 Church Street

P.O. Box 1564

New Haven, CT 06506-0901

203.499.2812 Fax: 203.499.3512

NEWS RELEASE

Feb. 25, 2015

Iberdrola USA to Combine with UIL to Create a Leading, Diversified

Publicly-Traded Company Based in the Northeast

•	$17.9 billion transaction brings together two premier companies to create a large, diversified power and utility company with a rate base of approximately $8.3 billion, over 3.1 million electric and gas customers and a highly-contracted 6.5 GW primarily renewables portfolio that includes the second largest operating wind portfolio in the U.S.

•	Combined company intends to invest $6.9 billion in regulated electric and gas infrastructure and other capital expenditures over next five years to maintain high levels of reliability and customer service

•	Combined company expects to have a strong financial profile with projected earnings per share growth of approximately 10% annually through 2019, supported by a significant combined regulated and renewables investment program, a solid investment grade balance sheet and robust cash flow profile

•	At closing, UIL shareholders to receive one share in the newly-listed U.S. company for each UIL share plus a cash payment of $10.50

•	Iberdrola and UIL shareholders to own 81.5% and 18.5% of the combined company, respectively

New Gloucester, ME and New Haven, CT – February 25, 2015 – Iberdrola USA and UIL Holdings Corporation (NYSE: UIL) today announced that they have entered into a definitive agreement under which Iberdrola USA will acquire UIL and create a newly listed U.S. publicly-traded company. The agreement, which has been unanimously approved by both companies’ Boards of Directors, creates a leading, diversified power and utility company in the Northeast. UIL’s current President and Chief Executive Officer, James P. Torgerson, will become the company’s CEO upon closing.

The proposed transaction implies total value per share to UIL shareholders of $52.75, including $10.50 per share paid in the form of cash, representing a 24.6% premium to UIL’s closing share price on February 25, 2015, and a 19.3% premium to the average closing price over the past 30 days. The value of the stock consideration received is based on the mid-point of the combined company’s estimated 2016 and 2017 earnings per share valued at peer P/E multiples of 17.5x and 16.5x, respectively.

This combination creates a larger, more diversified power and utility company with seven highly-regarded regulated electric and gas utilities in complementary geographies: Iberdrola USA’s New York State Electric & Gas (NYSE&G), Rochester Gas & Electric (RG&E) and Central Maine Power (CMP), and UIL’s United Illuminating (UI), Southern Connecticut Gas (SCG), Connecticut Natural Gas (CNG) and Berkshire Gas (BGC). The combined entity will have a rate base of approximately $8.3 billion and expects to invest $6.9 billion in regulated electric and gas infrastructure and other capital expenditures over the next five years. The combined company will serve 3.1 million electric and gas customers across New York, Connecticut, Maine and Massachusetts. It will also have a highly-contracted 6.5 GW primarily renewables portfolio, which includes the second largest operating wind portfolio in the U.S., and a total pipeline of over 6 GW.

A vast majority of Iberdrola USA’s current renewable generation portfolio is contracted to utilities under long-term agreements and approximately 95% of the combined company’s gross margin is projected to be derived from regulated operations or contracted generation.

Ignacio Galán, Chairman of IBERDROLA, said: “The transaction integrates Iberdrola USA and UIL, is consistent with Group strategy and creates a significant company in the United States, a key market in which we are taking a major step forward. It also reflects our preference for effecting friendly corporate transactions.”

“Iberdrola is an ideal long-term partner for our customers, our employees and the communities we serve,” said Mr. Torgerson, President and Chief Executive Officer of UIL. “We will be a more diversified and stronger utility as a group with greater scale and financial resources to support continued investment in system reliability and infrastructure projects to ensure customers continue to receive the safe, reliable and cost-efficient service that they have come to expect from our top-performing companies. Our combined company will also benefit from a shared commitment to industry excellence, high-quality customer service and giving back to the communities we serve.” Noting the geographic concentration of regulated businesses in the Northeast, Mr. Torgerson added, “The combined company will be able to draw upon even more resources to react and respond to needs in any part of the system, especially in weather emergencies.”

“This is a very compelling transaction for our shareholders. The combination will be immediately accretive to UIL’s cash flow profile and includes a $10.50 cash payment for each share currently owned,” Mr. Torgerson continued. “Shareholders will also participate in the future upside prospects of the combined company, enabled by leveraging its balance sheet strength to pursue additional investment opportunities in the Northeast and across the U.S., such as its highly attractive renewable energy development portfolio.”

Other Information

The combined company’s robust financial profile will provide the financial flexibility to aggressively pursue near- and long-term growth opportunities, particularly in transmission and contracted wind. UIL will benefit from being a part of a group with lower leverage and with immediate cash flow accretion, supporting a strong investment grade credit rating and enabling the combined company to execute a $6.9 billion, five-year regulated capital expenditure program.

Upon completion of the transaction, it is expected that long-term earnings per share will grow by approximately 10% annually through 2019. The combined company will initially set its dividend at UIL’s current quarterly dividend of $1.728 per share, and will target a competitive dividend based on a 65% to 75% payout ratio long-term.

Mr. Torgerson will become CEO of the combined company and will select and lead a U.S.-based leadership team from among the UIL and Iberdrola USA business leadership. Iberdrola and UIL will continue to have offices in New Haven, Connecticut, Massachusetts, Maine and New York.

At the close of the transaction, Mr. Torgerson, in addition to two current UIL directors, will join Iberdrola USA’s Board of Directors. The Board of Directors for the newly-listed combined entity will consist of up to nine Iberdrola USA directors.

The combined company will honor all existing labor agreements with UIL’s unions and maintain UIL’s charitable giving and corporate philanthropy programs.

The transaction is subject to regulatory and UIL shareholder approvals and other customary closing conditions. The transaction is expected to close by the end of 2015.

2014 Financial Results

Today, UIL also announced 2014 financial results and guidance for 2015. UIL reported 2014 GAAP-based diluted EPS of $1.92. Excluding non-recurring costs, which were primarily related to the Company’s proposed acquisition of Philadelphia Gas Works, diluted EPS was $2.26.

UIL’s consolidated earnings for 2015 are expected to be in the range of $2.30 to $2.50 per diluted share.

Advisors on the Transaction

Morgan Stanley served as financial advisor and Sullivan & Cromwell LLP and Wiggin and Dana LLP served as legal advisors to UIL.

Financial Community Presentation

A live webcast regarding this announcement will be held at 8:30 am Eastern on Thursday, February 26, 2015. To access the conference call, dial (866) 547-1509 in the U.S. or +1 (920) 663-6208 for international participants with conference ID 95896451. Investors, media and others may also access this event by logging on to UIL’s website at www.uil.com. The webcast will be archived on each site for those unable to listen in real time.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between UIL Holdings Corporation (“UIL”) and Iberdrola USA, Inc. (“Iberdrola USA”). In connection with the proposed transaction between UIL and Iberdrola USA, Iberdrola USA intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, containing a proxy statement of UIL, that will also constitute a prospectus of Iberdrola USA. UIL will mail the proxy statement/prospectus to UIL’s shareholders. UIL AND IBERDROLA USA URGE INVESTORS AND SHAREHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Iberdrola USA or UIL may file with the SEC or send to shareholders in connection with the proposed transaction.

You may obtain copies of all documents filed with the SEC regarding this proposed transaction (when available), free of charge, at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by UIL are available free of charge on UIL’s website at www.uil.com or by contacting UIL’s Investor Relations Department at 203-499-2409. Copies of the documents filed with the SEC by Iberdrola USA will be available free of charge on Iberdrola USA’s website at www.iberdrolausa.com or by contacting Iberdrola’s Investor Relations department at +34917842743.

Participants in Solicitation

UIL and its directors and executive officers, and Iberdrola USA and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of UIL common stock in respect of the proposed transaction. Information about UIL’s executive officers and directors is set forth in UIL’s definitive proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2014. Other information regarding the interests of such individuals, as well as information regarding Iberdrola USA’s directors and executive officers, will be set forth in the proxy statement/prospectus, which will be included in Iberdrola USA’s registration on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. In addition, risks and uncertainties related to the proposed merger with Iberdrola USA include, but are not limited to, the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that UIL’s shareowners may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed merger, the risk that any announcements relating to the proposed merger could have adverse effects on the market price of UIL’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of UIL to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the merger, will be more fully discussed in the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in UIL’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither UIL nor Iberdrola USA undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Iberdrola Investor Contacts:	UIL Investor Contacts:

Ignacio Cuenca: +34917842743	Susan Allen: 203.499.2409

Iberdrola Media Contacts:	UIL Media Contacts:

Jesús García: +34917842502	Michael A. West Jr.: 203.499.3858

About Iberdrola

IBERDROLA is a private company that operates on a global scale, with over 150 years of experience in the fields of energy development, guarantee of supply, quality and innovation. Following the major process of expansion and internationalisation, particularly since the year 2001, it is now the leading company in the sector in Spain and the fifth largest electric utility in the world in terms of stock market capitalisation, with a staff of some 28,000 employees and over 32 million electricity and gas customers worldwide.

About UIL Holdings Corporation:

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 725,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company, each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,900 people in the New England region.

# # #

Exhibit B

Amended Green Charter Documents

[see attached.]

[Exhibit B to Agreement and Plan of Merger]

EXHIBIT B-1

RESTATED CERTIFICATE OF INCORPORATION

OF

IBERDROLA USA, INC.

(Under Section 807 of the Business Corporation Law)

1. The name of this corporation is Iberdrola USA, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was “NGE Resources, Inc.”

2. The Corporation’s original Certificate of Incorporation was filed by the Department of State of the State of New York on September 23, 1997.

3. This Restated Certificate of Incorporation was duly adopted by written consent of the Board of Directors of the Corporation on [ — ]. This Restated Certificate was duly adopted by written consent of the shareholders of the Corporation on [ — ].

4. The text of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby restated without any amendments or changes to read in its entirety as follows:

FIRST: The name of the Corporation is Iberdrola USA, Inc. (the “Corporation”).

SECOND: This Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York is located in the County of Albany.

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is [ — ] having a par value of $0.01 per share. All such shares are Common Stock.

FIFTH: No holder of shares of the Corporation of any class now or hereafter authorized shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which at any time may be issued, sold or offered for sale by the Corporation, except as specifically provided in an agreement between the Corporation and any holder of shares of the Corporation.

SIXTH: A plan of merger or consolidation submitted to the shareholders by the Board of Directors in accordance with Section 903 of the Business Corporation Law shall be adopted at a meeting of the shareholders by a majority of the votes entitled to vote thereon; provided, however, that any such plan of merger or consolidation submitted to shareholders shall comply with the terms of the Stockholder Agreement dated [—] between the Corporation and Iberdrola, S.A. (the “Stockholder Agreement”).

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH: To the maximum extent permitted by the Business Corporation Law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officer and agents of the Corporation (and any other persons to which the Business Corporation Law permits the Corporation to provide indemnification) through bylaw provisions and agreements with such directors, officers, agents or other persons, in excess of the indemnification and advancement otherwise permitted by the Business Corporation Law, subject only to limits created by the Business Corporation Law and applicable law with respect to actions for breach of duty to the Corporation, its shareholder, and others. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director, officer or agent of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH: To be maximum extent permitted by the Business Corporation Law, no director of the Corporation shall be personally liable to the Corporation or its shareholder for damages for any breach of duty (including fiduciary duty) as a director. If the Business Corporation Law is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law, as so amended. No repeal or modification of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

TENTH: No transaction entered into by the Corporation shall be affected by the fact that the directors of the Corporation, their respective affiliates, or any of them, were personally interested in it; and every director of the Corporation is hereby relieved from any disability which might otherwise prevent his or her, or any of his or her affiliates, contracting with the Corporation for the benefit of himself, herself, or of any firm, association or corporation in which he or she may be anywise interested or affiliated. No director shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other firm, association or corporation in which he or she may be an affiliate, director, officer or shareholder, or may otherwise have an interest.

ELEVENTH: To the maximum extent permitted from time to time under the laws of the State of New York, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or shareholders, their respective affiliates or any firm, association or corporation in which any of them may be anywise interested or affiliated. No amendment or repeal of this Article shall apply to expand or have any effect that would expand the liability or alleged liability of any such director, shareholder or affiliate for or with respect to any business opportunities of which such director, shareholder or affiliate becomes aware prior to such amendment or repeal.

TWELFTH: Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders having a right to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting shall be given to those shareholders who have not consented in writing.

THIRTEENTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is [ — ].

FOURTEENTH: An amendment to this Certificate of Incorporation shall be authorized by a vote of the Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders in accordance with Section 803 of the Business Corporation Law; provided, however, that any amendment that would reasonably be expected to limit, restrict or adversely affect those shareholders other than Iberdrola, S.A. or any of its controlled affiliates shall also require the approval of the Unaffiliated Committee (as defined in the Stockholder Agreement).

IN WITNESS WHEREOF, I hereto sign my name and affirm that the statements made herein are true under the penalties of perjury, this [ — ] day of [ — ].

IBERDROLA USA, INC.

By:

Name:

Title:

EXHIBIT B-2

AMENDED AND RESTATED BY-LAWS

FOR

IBERDROLA USA, INC.

Effective as of [ — ]

PREAMBLE

These Amended and Restated by-laws (these “Bylaws”) of Iberdrola USA, Inc., a New York corporation (the “Corporation”) are subject to, and governed by, the Business Corporation Law of the State of New York (the “BCL”) and the certificate of incorporation of the Corporation then in effect (the “Certificate of Incorporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the BCL or the provisions of the Certificate of Incorporation, such provisions of the BCL or the Certificate of Incorporation, as the case may be, will control.

ARTICLE ONE. THE SHARE CAPITAL AND THE SHARES; SHAREHOLDERS

Section 1.1 The Share Capital: Records of Shareholder

1.	Share Capital. The authorized share capital of the Corporation may be increased or decreased by resolution of the board of directors of the Corporation (the “Board”), subject to approval of any necessary amendment of the Certificate of Incorporation by the shareholders of the Corporation (the “Shareholders”) and the other requirements established for such events under the BCL.

2.	Record of Shareholders. The shares will be recorded in a book of registered shares kept at the office of the Corporation or at the office of its transfer agent or registrar, and the Board is entitled to issue an aggregate certificate to include all the shares held by any Shareholder as permitted under New York law.

Section 1.2 Shareholders

1.	Annual Meeting. The “Annual Meeting” of the Shareholders for the election of members of the Board (the “Directors”) and the transaction of such other business as may properly be brought before the meeting shall be held within or without the State of New York, at a location to be determined by the Board (including, without limitation, telephonically and/or by internet access), on such date and time as may be fixed by the Board.

2.	Written Consent of Shareholders Without a Meeting. Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders having a right to vote thereon were present and voted. Prompt notice of the taking of the corporate action by the Shareholders without a meeting shall be given to those Shareholders who have not consented in writing.

3.	Special Meetings. A “Special Meeting” of the Shareholders may be called by the Chairman of the Board (the “Chairman”) or the chief executive officer of the Corporation (the “CEO”), and shall be called by the Chairman or the CEO at the written demand of a majority of the Directors then in office or Shareholder(s) then holding a majority of the

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outstanding voting shares of capital stock of the Corporation, and may not be called by any other person or persons. Any such call or demand shall state the purpose or purposes of the proposed meeting. Special Meetings shall be held at such place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as may be specified in the notice thereof. At any Special Meeting only such business may be transacted which is set forth in the notice thereof, but any Special Meeting may be called and held in conjunction with an Annual Meeting of the Shareholders.

4.	Business at Meetings of the Shareholders. At any meeting of the Shareholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, or (b) by or at the direction of the Board. The procedures referred to in clauses (a) and (b) of the immediately preceding sentence shall be the exclusive means for any person to submit business (other than Shareholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at a meeting of Shareholders.

5.	Record Date for Meetings and Other Purposes. For the purpose of determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is so fixed by the Board, (a) the record date for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is not given by reason of due waiver thereof, the day next preceding the day on which the meeting is held, and (b) the record date for determining shareholding for any other purpose shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted. A determination of Shareholders of record entitled to notice of or to vote at any meeting of Shareholders, made in accordance with this Section, shall apply to any adjournment thereof, unless the Board fixes a new record date under this Section for the adjourned meeting.

6.	Notice of Meetings. Whenever Shareholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, unless it is the Annual Meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a Special Meeting (including any such meeting to be held in conjunction with an Annual Meeting) shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally, by electronic communications or by first class mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, such notice is given when deposited in the United States or other sovereign mail system, as appropriate, with postage thereon prepaid, directed to the Shareholder at its

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address as it appears on the record of Shareholders of the Corporation. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record on the new record date entitled to notice under this Section.

7.	List of Shareholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the Shareholders a complete list of the Shareholders entitled to vote at the meeting of Shareholders (provided, however, if the record date for determining the Shareholders entitled to vote is less than ten (10) days before the meeting, the list shall reflect the Shareholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each Shareholders and the number of shares of each class of capital stock registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Shareholder who is present. Except as otherwise provided by applicable law or the rules of the New York Stock Exchange (“NYSE Rules”), the stock ledger of the Corporation shall be the only evidence as to who are the Shareholders entitled to examine the stock ledger and the list of Shareholders entitled to vote in person or by proxy at any meeting of Shareholders.

8.	Waivers of Notice. Notice of any meeting of Shareholders need not be given to any Shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Shareholder at a meeting, in person or by proxy, without protesting prior thereto or at its commencement the lack of notice of such meeting, shall constitute a waiver of notice by such Shareholder.

9.	Failure to Receive Notice. Failure to receive notice of any meeting shall not invalidate the meeting.

10.	Quorum at Meetings. Except as otherwise provided by law, the holders of a majority of the shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of the Shareholders for the transaction of any business, but the Shareholders present or represented by proxy may adjourn any meeting to another time or place despite the absence of a quorum, without notice other than announcement at the meeting, until a quorum shall be present or represented. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any Shareholders. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted

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at the meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

11.	Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the Shareholders as it shall deem appropriate. At any meeting of the Shareholders, the CEO, or in his or her absence or inability to act, the Secretary, or, in his or her absence or inability to act, the person whom the CEO shall appoint, shall act as chairman of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of the Shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) order of business for the meeting, (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting, (c) rules and procedures for maintaining order at the meeting and the safety of those present, (d) limitations on attendance at or participation in the meeting to Shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine, (e) restrictions on entry to the meeting after the time fixed for the commencement thereof, (f) limitations on the time allotted to questions or comments by participants, and (g) policies and procedures with respect to the adjournment of such meeting.

12.	Voting.

(a)	When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, the election of Directors and any advisory vote on the frequency of Shareholders votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of shares entitled to vote therein. When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, any matter, other than the election of Directors and an advisory vote on the frequency of Shareholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of Shareholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of shares entitled to vote therein. For the avoidance of doubt, abstentions and broker non-votes will not be counted as votes cast for such purposes.

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(b)	Unless otherwise provided by applicable law or in the Certificate of Incorporation, each Shareholder shall at every meeting of the Shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such Shareholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Shareholders need not be by written ballot.

13.	Inspectors. The Board, in advance of any meeting of Shareholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless a New York State court upon application by a Shareholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Shareholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE TWO. OFFICERS, AGENTS AND EMPLOYEES

Section 2.1 Structure of the Company’s Management

1.	The business and affairs of the Corporation will be managed under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these Bylaws required to be exercised or done by the Shareholders.

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2.	The Board may delegate all or some of the authorities delegable by law or these Bylaws to the officers, agents and employees of the Corporation. The officers of the Corporation shall include a CEO, Chief Financial Officer, Treasurer and Secretary, and may also include a Chairman, one or more vice presidents, and one or more assistant secretaries and such other officers as the Board may from time-to-time designate. The officers shall be appointed by the Board. The Board may also appoint other officers, agents and employees, who shall have such authority and perform such duties as may be prescribed by the Board. All officers shall hold office until such officer’s successor is elected or appointed by the Board or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Any two or more offices may be held by the same person. Any officer, agent or employee of the Corporation may be removed by the Board with or without cause. The appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights. The compensation of officers, agents and employees appointed by the Board shall be fixed by the Board, but this power may be delegated by the Board to any officer as to persons under his or her direction or control. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be determined by the Board consistent with these Bylaws.

3.	Powers and Duties of the Chief Executive Officer. The CEO shall be appointed by the Board and shall have general organizational duties as shall be determined by the Board. Subject to the authority of the Board, the CEO may vote the shares or other securities of any other domestic or foreign corporation of any type or kind which may at any time be owned by the Corporation, may execute any Shareholders’ or other consents in respect thereof and may, in his or her discretion, delegate such powers by executing proxies or otherwise on behalf of the Corporation. The Board, by resolution from time to time, may confer like powers upon any other person or persons and may modify the powers of the CEO or any such other person.

4.	Powers and Duties of Vice Presidents. Each vice president shall have such powers and perform such duties as the Board or the CEO may prescribe.

5.	Powers and Duties of the Secretary. The Secretary shall have charge of the minutes of all proceedings of the Shareholders and of the Board. He or she shall attend to the giving of all notices to Shareholders and Directors. He or she shall have charge of the seal of the Corporation and shall attest the same by his or her signature whenever required. He or she shall have charge of the record of Shareholders of the Corporation, and of such other books and papers as the Board may direct. He or she shall have all such powers and duties as generally are incident to the position of Secretary or as may be assigned to him or her by the CEO or the Board.

6.	Powers and Duties of Assistant Secretaries. In the absence or inability of the Secretary to act, any assistant Secretary may perform all the duties and exercise all the powers of the Secretary. An assistant Secretary shall also perform such other duties as the Secretary or the Board may assign to him or her.

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7.	Powers and Duties of Other Officers. The Board may appoint other officers and agents for any group, division or department into which the Corporation may be divided by the Board, with titles and powers as the Board may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure and exercise such authority as the Board may specify.

ARTICLE THREE. THE BOARD OF DIRECTORS

Section 3.1 Election, Number, Composition and Competencies of the Board of Directors

1.	Number and Election of Directors.

(a)	The number of Directors which shall constitute the whole Board shall initially be eleven (11) and hereafter be determined by resolution of the Board; provided, however, that no decrease in the number of Directors shall have the effect of shortening the term of an incumbent Director.

(b)	A minimum of three (3) Directors shall qualify as “independent directors” of the Corporation and Iberdrola, S.A. (the “Controlling Shareholder”) (assuming for such purpose that such Director is a Director of the Controlling Shareholder) under Section 301 of the Sarbanes-Oxley Act (or any successor rule), Rule 10A-3(b)(1) (or any successor rule) of the Securities and Exchange Act of 1934, and Rule 303A (or any successor rule) of the rules promulgated the New York Stock Exchange which apply to issuers whose common stock is listed on the New York Stock Exchange (the “Independent Directors”). The membership of the Board will at all times comply with the requirements of applicable law and NYSE Rules.

(c)	Except as provided in Sub-section 2 of this Section below, the Directors shall be elected at the Annual Meeting of the Shareholders by a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote therein and each Director elected shall hold office until his or her successor is elected and qualified, unless he or she shall resign, die, become disqualified or disabled, or otherwise be removed. Directors need not be Shareholders.

2.	Vacancies. Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board during the term of office, including, without limitation, the removal of Directors by the Shareholders or Director resignation, may be filled either by vote of the Directors or, if determined by the Board or requested (prior to the Board having filled any such vacancy) in writing by Shareholder(s) holding at least a majority of the outstanding voting shares of capital stock of the Corporation, by vote of the Shareholders. If the number of Directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the Directors then in office or by vote of the Shareholders.

3.	Resignation; Removal. A Director may resign from his or her office at any time by delivering his or her resignation in writing to the Corporation, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any or all of the Directors may be removed, for cause or without cause, by vote of the Shareholders.

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Section 3.2 Positions on the Board

1.	Chairman; Vice Chairman. The Board may elect, from among the Directors, a Chairman and, if so decided, one or more vice-chairmen (each, a “Vice Chairman”), to be proposed by the Chairman.

2.	Powers and Duties of the Chairman of the Board. The Chairman (if there be one) shall preside at all meetings of the Board at which he or she is present and shall perform such other duties as the Board may designate.

3.	Powers and Duties of the Vice Chairmen of the Board. Each Vice Chairman (if there be any) shall have such powers and perform such duties as the Board may prescribe. In the absence or disability of the Chairman, the Vice Chairman who has served in that capacity for the longest time and who shall be present and able to act, shall perform all the duties and exercise all the powers of the Chairman that flows from his or her capacity as Director.

Section 3.3 Meetings of the Board of Directors

1.	Meetings. Meetings of the Board, regular or special, may be held at any place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof. Any one or more members of the Board or of any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting of the Board or committee thereof. The Board may fix times and places for regular meetings of the Board and no notice of such meetings need be given. Special meetings of the Board may be called by the Chairman, any Vice Chairman or the CEO on two (2) days’ prior written notice to each Director by mail or forty-eight (48) hours’ prior notice to each Director either personally or by facsimile, telegram or electronic mail; special meetings shall be called by the Chairman, any Vice Chairman, the CEO or the Secretary, in like manner and on like notice, on the written request of two (2) Directors unless the Board consists of only one Director, in which case special meetings shall be called by the Chairman, the CEO or the Secretary in like manner and on like notice on the written request of the sole Director.

2.	Notice. Notice of each such meeting shall be given by the Secretary or by a person calling the meeting in accordance with these Bylaws to each Director in the manner provided in Sub-section 1 above. Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

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3.	Written Consent of Directors in Lieu of a Meeting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee consent in writing or by electronic submission to the adoption of a resolution authorizing such action. Each resolution so adopted and the written consents thereto by the members of the Board or such committee shall be filed with the minutes of the proceedings of the Board or such committee.

4.	Quorum and Voting. A majority of the entire Board shall constitute a quorum for the transaction of any business. Except as otherwise provided by law or the Certificate of Incorporation or these Bylaws, the vote of a majority of the entire Board shall be the act of the Board, but a majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. No notice of any such adjournment need be given.

Section 3.4 Formalization of the Resolutions

1.	Minutes Book. The deliberations and the resolutions of the Board will be recorded in the minute book, and will be signed by the Chairman and the Secretary, or whosoever has the authority to act in their stead.

2.	Certifications. The certifications, total or partial, necessary to evidence the resolutions of the Board, will be issued and signed by the Secretary or an assistant Secretary, and countersigned by the Chairman or, as appropriate, a Vice Chairman.

Section 3.5 Committees of the Board of Directors

1.	Committees. The Board shall establish and maintain (i) an Audit and Compliance Committee, (ii) an Unaffiliated Committee in accordance with the Stockholder Agreement dated [—] between the Corporation and the Controlling Shareholder and (iii) any other committee required by applicable law or NYSE Rules.

2.	Members. The Board, by resolution adopted by a majority of the entire Board, may create and maintain one or more committees composed of those designated from among its members. Each committee will be composed of one or more Directors designated by the Board, with the favorable vote of a majority of the entire Board, and such positions will be renewed in the terms, manner and number as decided by the Board, which will also establish such committee’s rules of operation.

3.	Alternate Members. The Board may designate one or more eligible Directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

4.	Powers. Subject to applicable law and NYSE Rules, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

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5.	Quorum; Procedures. Unless the Board or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then-authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the then-authorized members of the committee shall be the act of the committee. A quorum, once established shall not be broken by the subsequent withdrawal or departure of Directors to leave less than a quorum. Each committee shall keep regular minutes of its meetings and report the same to the Board. Unless the Board otherwise determines, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these Bylaws.

6.	Audit and Compliance Committee.

(a)	The Board shall establish a permanent Audit and Compliance Committee, made up of at least three Directors appointed by the Board, all of whom will be Independent Directors and the composition of which will otherwise comply with applicable law and NYSE Rules.

(b)	The Audit and Compliance Committee may have a chairman and a secretary who will be appointed by the Audit and Compliance Committee.

(c)	The Directors who are members of the Audit and Compliance Committee will hold such post for as long as they remain as Directors of the Company, except as otherwise determined by the Board. The renewal, re-election and removal of the Directors who are members of the Committee will be determined from time to time by the Board.

(d)	The Company may have a “Compliance Unit” that is an independent internal business unit functionally connected to the Audit and Compliance Committee. Any “Compliance Unit” will have expertise in the field of regulatory compliance and the prevention and correction of illegal or fraudulent acts, as determined by the Board.

(e)	The Audit and Compliance Committee’s responsibilities may include the following activities, as determined by the Board:

1.	Oversee the Company’s internal audit department and report activities to the Board;

2.	Ensure the independence and effectiveness of each internal audit, provide guidance and approve action plans and propose to the Board the appointment or removal of any “Director of Internal Audit” or similar responsible person;

3.	Monitor the preparation and presentation of regulated financial information, assessing any proposal for changes in accounting policies and practices and internal control systems related to risks relevant to the Company, in order to identify the main risks that should be managed and disclosed;

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4.	Analyze, together with the auditors, the significant weaknesses of the internal control system detected during the audit;

5.	Establish appropriate relationships with the auditors to receive information on any issues that may jeopardize their independence, for consideration by the Audit and Compliance Committee, and any other matters related to the audit process and other communications provided by law and auditing standards in the remaining audit. In any case, receive annually from the auditors written confirmation of their independence from the Corporation, as well as information on additional services of any kind provided to the Corporation by the auditors account, or by persons or entities related to them as required by applicable law or NYSE Rules;

6.	Issue annually, prior to the audit report, a report expressing an opinion on the independence of the auditors including during the provision of additional services referred to in the preceding paragraph;

7.	Receive information from the “Compliance Unit” (if any) regarding any relevant matter relating to regulatory compliance and the prevention and correction of illegal or fraudulent acts;

8.	Review, through the “Compliance Unit” (if any), policies and procedures of the Corporation to prove its effectiveness in preventing misconduct and identify any policies or procedures that are more effective in promoting ethical standards, for submission to the Board;

9.	Review and endorse the annual operating budget of the “Compliance Unit” (if any), for submission to the Board, and confirm that the “Compliance Unit” has the necessary human and material resources to carry out its functions, and ensure its independence and effectiveness;

10.	Approve the annual plan of activities of the “Compliance Unit” (if any);

11.	Report on any proposed appointment of any Chief Compliance Officer; and

12.	Such other powers, if any, it has been assigned by the Board.

Section 3.6 Personal Interest

Subject to applicable law, no transaction entered into by the Corporation shall be affected by the fact that the Directors, their respective affiliates, or any of them, were personally interested in it, or solely because the interested Directors are present at or participates in the meeting of the Board or a committee thereof which authorizes such transaction, or solely because his, her or their votes are counted for such purpose; and every Director is hereby relieved from any disability which might otherwise prevent his or her, or any of his or her affiliates, contracting with the Corporation for the benefit of himself, herself, itself or of any firm, association or corporation in which he or she may be anywise interested or affiliated. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee thereof which authorizes any such transaction. No Director shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other firm, association or corporation in which he or she may be an affiliate, director, officer or shareholder, or may otherwise have an interest.

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Section 3.7 Remuneration of the Directors

Subject to applicable law and NYSE Rules, Directors may receive compensation for their services as Directors in such form and amounts and at such times as may be prescribed from time to time by the Board or designated committee thereof. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings

Section 3.8 Assistance of Experts

In performing his or her duties, a Director shall be entitled to rely on information, opinions, reports or statements including financial statements and other financial data, in each case prepared or presented by:

(a)	one or more officers or employees of the Corporation or any of its subsidiaries;

(b)	counsel, public accountants, or other persons as to matters which the Director believes to be within such person’s professional competence; or

(c)	a committee of the Board upon which he or she does not serve as to matters within its designated authority.

A request for the engagement of an expert will be made through the Chairman, who may make it conditional on authorization first being obtained from the Board, which may be denied by the Board.

ARTICLE FOUR. STOCK CERTIFICATES

Section 4.1 Stock Certificates

Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, in the name of the Corporation, the Chairman or a Vice Chairman, or the president or a vice-president, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary, certifying the number of shares owned by him, her or it in the Corporation; provided that the Board may provide by resolution or resolutions that some or all of the capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates such certificates shall be in a form approved by the Board. Any of or all the signatures on the

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certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 4.2 Lost Certificate

The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his her or its legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Transfer of Shares

1.	Transfer Agent. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

2.	Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of shares shall be made on the books of the Corporation only by the person named as the holder thereof on the shares records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the Treasurer, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

3.	Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of New York.

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ARTICLE FIVE. MISCELLANEOUS

Section 5.1 Financial Year

The financial year of the Corporation will begin on January 1 of each year and close on December 31 of each year.

Section 5.2 Indemnification

1.	Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation, while a Director or officer of the Corporation, as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against losses, costs and expenses (including, without limitation, fines, penalties and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense, resolution or settlement of such Proceeding, if he or she acted in accordance with the Certificate of Incorporation and these Bylaws or otherwise acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and shall further indemnify him or her to the extent that a New York State court or the court in which such action or suit was brought may determine upon application that, despite any adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity which a New York State court or such other court shall deem proper; provided, however, that, except with respect to Proceedings to enforce rights to indemnification pursuant to this Section 5.2, the Corporation shall indemnify a Director or officer of the Corporation in connection with a Proceeding (or part thereof) initiated by him or her against the Corporation or any of its affiliates only if such Proceeding (or part thereof) was authorized by the Board.

2.	Advancement of Expenses. Expenses incurred by a person entitled to indemnification pursuant to Sub-section 1 above in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Section 5.2.

3.	Other Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.2 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

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4.	Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 5.2.

5.	Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

6.	Other Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to advancement of expenses, to any employee or agent of the Corporation to the maximum extent of the provisions of this Section 5.2 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

7.	Construction. For the purposes of this Section 5.2, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 5.2 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.	Powers. This Section 5.2 shall be construed to give the Corporation the broadest power permissible by the BCL, as it now stands and as heretofore amended. Any amendment, modification or repeal of this Section 5.2 (or any part thereof) shall not adversely affect any right or protection of any person pursuant to this Section 5.2 in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 5.3 Amendments

These Bylaws may be adopted, amended or repealed by vote of the Shareholders.

Section 5.4 Seal

The seal of the Corporation shall be circular in form and contain the name of the Corporation, the words “Corporate Seal” and “New York” and the year the Corporation was formed in the center, or in such other form as may be approved from time to time by the Board. The Corporation may use the seal by causing it or a facsimile to be affixed or impressed or reproduced in any manner.

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Section 5.5 Dividends

Dividends upon the capital stock of the Corporation may be declared by the Board at any regular or special meeting, pursuant and subject to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of applicable law.

Section 5.6 Corporation Opportunities

To the maximum extent permitted from time to time under the laws of the State of New York, except as expressly provided in the Stockholder Agreement, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Directors or Shareholders, their respective affiliates or any firm, association or corporation in which any of them may be interested or affiliated. No amendment or repeal of this Section 5.6 shall apply to expand or have any effect that would expand the liability or alleged liability of any such Director, Shareholder or affiliate for or with respect to any business opportunities of which such Director, Shareholder or affiliate becomes aware prior to such amendment or repeal.

Section 5.7 Offices

The Corporation may have offices at such places, both within and without the State of New York, as the Board may from time to time determine or the business of the Corporation may require.

Section 5.8 Notices

1.	General. Whenever, under the provisions of applicable law or these Bylaws, notice is required to be given to any Director or Shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing, personally, by overnight mail, telegram, facsimile, or electronic mail or by mail, addressed to such Director or Shareholder, at his or her or its address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given when by United States mail, at the time when the same shall be deposited in the United States mail, and upon delivery if personally delivered, sent via telegram, overnight mail, facsimile, or electronic mail.

2.	Waivers. Whenever any notice is required to be given under the provisions of applicable law or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Shareholders, Directors, or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

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Section 5.9 Subject to Certificate of Incorporation

These Bylaws and the provisions hereof are subject to the terms and conditions of the Certificate of Incorporation (including any certificates of designations filed thereunder), and in the event of any conflict between these Bylaws and the Certificate of Incorporation, the Certificate of Incorporation shall control.

Section 5.10 Governing Law; Forum for Resolution of Disputes

1.	Governing Law. These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of New York, without regard to its conflict of laws principles or rules that would mandate the application of the laws of any other jurisdiction.

2.	Forum. Unless the Corporation expressly consents in writing to the selection of an alternative forum, the state courts of the State of New York located in New York County shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCL or the Certificate of Incorporation or these Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

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Exhibit C

Stockholder Agreement Term Sheet

[see attached.]

[Exhibit C to Agreement and Plan of Merger]

EXHIBIT C

GREEN STOCKHOLDER AGREEMENT TERM SHEET

This Term Sheet (this “Term Sheet”) summarizes the principal terms to be incorporated into a Stockholder Agreement to be entered into by and between Green and Green Parent in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 25, 2015, by and among Blue, Green and Merger Sub, to which this Term Sheet is attached as Exhibit C (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement. This Term Sheet is subject in all respects to the definitive Stockholder Agreement to be entered into between Green and Green Parent at the Closing based on the principals set forth in this Term Sheet (it being understood and agreed that Green and Blue shall negotiate in good faith to agree to a definitive form of Stockholder Agreement prior to the filing of the Proxy Statement that is not inconsistent with the terms of this Term Sheet).

Board Composition

•    Upon Closing, (a) the board of directors of Green (the “Board”) will initially be comprised of up to 12 directors and (b) the Board will initially include three directors who were on the Blue Board immediately prior to Closing, one of whom shall be the Blue Chief Executive Officer (and who will become the Green Chief Executive Officer) and two of whom shall be selected by Green from among Blue’s directors as of Closing (the “Blue Directors”). Except as otherwise provided herein or as provided by applicable legal and regulatory requirements, for so long as Green Parent owns a majority of Green shares, Green Parent shall be entitled to use its voting power to change the size and composition of the Board from time to time in its sole discretion.

•    For a period of three years after the Closing, the Board shall nominate, and Green Parent shall cast all of its votes in favor of the election of, each Blue Director that is not the Chief Executive Officer of Green, and shall not vote to remove such Blue Directors. In the event of the resignation, removal or death of any such Blue Director during such three-year period, such director’s replacement shall be nominated by vote of a committee of directors, each of whom would, under applicable law and NYSE rules, be considered an “independent director” of Green and Green Parent (assuming for such purpose that such director is a director of Green Parent) (the “Unaffiliated Committee”) and Green Parent shall cast its votes in favor of the election of such replacement.

•    The composition of the Board and its committees will at all times satisfy the requirements of applicable law and NYSE rules.

Minority Protections

•    Green Parent shall not dispose of or transfer shares of Green, or securities or warrants that may grant a right to acquire shares of Green, or enter into any other contract or arrangement by virtue of which the economic effect of ownership of Green shares is transferred, in each case directly or indirectly (a “Transfer”), for one year after the Closing (the “Lockup Period”), other than in a transaction in which Green Parent sells control of

Green and all Green shareholders are given the right to receive the same consideration as Green Parent for their shares or, if such consideration is not cash or a publicly traded security in the U.S., an equivalent cash amount; provided, however, that for 6 months after the Lockup Period, Green Parent shall only be permitted to Transfer shares of Green if the Unaffiliated Committee, based upon advice from a nationally recognized independent investment bank, approves such Transfer.

•    Green Parent and its Affiliates shall not effectuate a “going private” or similar transaction that results in Green no longer being publicly traded (including a “squeeze-out” transaction) without the terms of the transaction having received the prior approval of (i) the Unaffiliated Committee, and (ii) a majority of the shares of the stockholders not affiliated with Green.

•    (i) Green Parent shall not cause Green to, and Green shall not enter into a merger or similar combination of Green with a third party that results in all stockholders of Green exchanging the Green stock for cash or stock of the third party (or the survivor of such transaction) and (ii) for a period of three years after the Closing, Green Parent shall not transfer 10% or more of the outstanding Green common stock to a person or group of persons in a single transaction or series of related transactions, unless in either case all stockholders of Green are entitled to the same per share consideration to be received in such transaction (in form and amount, except that if the consideration is not cash or a publicly traded security in the U.S., an equivalent cash amount) by Green Parent and its Affiliates for the same proportion of their shares as Green Parent is disposing of in such transfer or merger (in the case of clause (ii), pursuant to a tender or exchange offer).

Registration Rights

•    Green Parent (on behalf of itself and its Affiliates) will have unlimited demand registration rights (subject to customary limitations and exceptions, including blackout periods reasonably required by underwriters of Green securities offerings and limitations on the number of demands that may be made in any given period of time).

•    Green Parent (on behalf of itself and its Affiliates) will have the right to specify the method of distribution of securities (including underwritten public offering) and approve the underwriters.

•    Green Parent (on behalf of itself and its Affiliates) will have the right to require Green to file and maintain effective a shelf registration statement to the extent Green is then eligible to do so.

•    Green Parent (on behalf of itself and its Affiliates) will have piggyback registration rights with respect to any registration proposed by Green, subject to customary “cut back” provisions giving Green priority in connection with offerings to the extent necessary.

•    All Green’s fees and expenses incident to any registration shall be borne by Green. Green Parent’s fees and expenses, including underwriting fees, legal fees, printing expenses and the like shall be borne by Green Parent.

Preemptive Rights	• Green Parent will have preemptive rights to protect against dilution for issuances of equity.

Affiliate Transactions

•    The current services provided at Closing by Green Parent or its Affiliates (other than Green and its Subsidiaries and controlled Joint Ventures) to Green and its Subsidiaries and controlled Joint Ventures will not be provided by Green Parent or its Affiliates (other than Green and its Subsidiaries and controlled Joint Ventures) at a higher cost to Green or its Subsidiaries or controlled Joint Ventures than as reflected in the expenses shown in the 2014 IFRS audited consolidated financial statements of Green included in Section 5.11 of the Green Disclosure Schedule (it being understood and agreed, for the avoidance of doubt, that such costs are subject to ordinary course, market adjustments made on an arm’s length basis).

•    Transactions (including future services not currently provided) between Green Parent or its Affiliates (other than Green and its Subsidiaries and controlled Joint Ventures), on the one hand, and Green or its Subsidiaries or controlled Joint Ventures, on the other hand, will be on arm’s length basis and approved by the Unaffiliated Committee.

Business Opportunities

•    Green’s certificate of incorporation will contain a waiver of corporate opportunities to the full extent permitted by applicable law.

•    For so long as Green Parent owns 50% or more of the outstanding voting stock of Green, Green Parent shall not engage in actions that would reasonably be expected to impair the executive officers of Green and its Subsidiaries from conducting Green’s (and its Subsidiaries’) business or operations in a manner consistent with such business or operations as of immediately following the Closing.

Term

•    The Stockholder Agreement shall remain in effect for so long as Green Parent and its Affiliates own greater than 20% of the outstanding voting stock of Green; provided that following any termination of the Stockholder Agreement, Green shall have (i) one demand registration right (subject to customary limitations and exceptions, including blackout periods reasonably required by underwriters of Green securities offerings and limitations on the number of demands that may be made in any given period of time) and (ii) piggyback registration rights with respect to any registration proposed by Green, subject to customary “cut back” provisions.

•    The Stockholder Agreement shall not be amended by Green and Green Parent without the approval of both the Board and a majority of the Unaffiliated Committee.

Governing Law	• State of New York, unless Green is a Delaware corporation, in which case Delaware law shall apply.